   As filed with the Securities and Exchange Commission on February 29, 2000
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                           HOST MARRIOTT CORPORATION
             (Exact name of Registrant as specified in its charter)
              Maryland                              53-0085950
      (State of Incorporation)         (I.R.S. Employer Identification No.)
                              10400 Fernwood Road
                            Bethesda, Maryland 20817
                                 (301) 380-9000
          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                ---------------
                            Christopher G. Townsend
                                General Counsel
                              10400 Fernwood Road
                            Bethesda, Maryland 20817
                                 (301) 380-9000
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:

                          J. Warren Gorrell, Jr., Esq.
                            Bruce W. Gilchrist, Esq.
                             Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                          Washington, D.C. 20004-1109
                                 (202) 637-5600

                                ---------------
   Approximate date of commencement of the proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                       CALCULATION OF REGISTRATION FEE(1)

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                            Proposed    Proposed
                                            Maximum     Maximum
                                 Amount    Aggregate   Aggregate   Amount of
       Title of shares           to be       Price      Offering  Registration
       to be Registered        Registered Per Share(1)  Price(1)     Fee(1)
------------------------------------------------------------------------------
Common Stock, $.01 par value
 per share(2)................   213,385     $9.0813    $1,937,803   $511.58
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for purposes of Rule 457(c).
(2) Includes associated rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statements relating to these +
+securities has been declared effective by the Securities and Exchange         +
+Commission. This prospectus is neither an offer to sell nor a solicitation of + +an offer to buy these securities in any state where the offer or sale is +
+unlawful.                                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject To Completion, Dated February 29, 2000

PROSPECTUS

                                 213,385 Shares

                           Host Marriott Corporation

                                  Common Stock

  This prospectus relates to 213,385 shares of common stock that we may elect to issue to the holders of 213,385 units of limited partnership interest, or "OP Units," of Host Marriott, L.P., or the "operating partnership," upon tender of such OP Units for redemption. These OP Units were issued on March 1, 1999 to MM Times Square Investors as additional consideration for its contribution of assets to Host Marriott, L.P. as part of the restructuring of our business so as to qualify as a real estate investment trust beginning January 1, 1999.

  We are registering the issuance of the common stock so that we will have the option of acquiring OP Units tendered for redemption in exchange for our common stock. Alternatively, the operating partnership may elect to pay cash for the OP Units tendered rather than issue common stock. Although we will incur expenses in connection with the registration of the 213,385 shares of common stock covered by this prospectus, we will not receive any cash proceeds upon their issuance.

  Our common stock is listed on the New York Stock Exchange under the trading symbol "HMT."

  Consider carefully the risk factors beginning on page 8 in this prospectus for certain factors relevant to an investment in the common stock, including special considerations applicable to redeeming holders of OP Units.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   You should rely on the information provided or incorporated by reference in this prospectus. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. We are not making an offer to sell, nor an offer to buy, the common stock in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may change after that date.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary........................................................   3
  Forward-looking statements..............................................   3
  The company.............................................................   4
  The offering............................................................   5
  Important risks in owning our common stock..............................   5
  Tax status of the company...............................................   5
  Summary historical and pro forma financial data.........................   6
Risk Factors..............................................................   8
  Risks relating to redemption of OP Units................................   8
  Risks of ownership of our common stock..................................   8
  Risks of operation......................................................  13
  Federal income tax risks................................................  19
Capitalization............................................................  21
Pro Forma Financial Information...........................................  22
  The REIT conversion.....................................................  22
  Pro forma adjustments...................................................  25
Redemption of OP Units....................................................  33
  General.................................................................  33
  Federal income tax consequences of redemption...........................  33
Comparison of Ownership of OP Units and Common Stock......................  35
Federal Income Tax Consequences...........................................  46
  Introduction............................................................  46
  Federal income taxation of Host Marriott................................  46
  Taxation of taxable U.S. stockholders generally.........................  59
  Backup withholding for Host Marriott's distributions....................  61
  Taxation of tax-exempt stockholders.....................................  62
  Taxation of non-U.S. stockholders.......................................  62
  Tax aspects of Host Marriott's ownership of interests in the operating partnership............................................................  65
  Other tax consequences for Host Marriott and its stockholders...........  68
Plan of Distribution......................................................  69
Legal Matters.............................................................  69
Experts...................................................................  69
About This Prospectus ....................................................  69
Where You Can Find More Information.......................................  69

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus and incorporated by reference into this prospectus and may not contain all of the information that is important to you. To understand this common stock offering, you should read the entire prospectus and the information incorporated by reference into this prospectus carefully, including the risk factors and federal income tax consequences.

   On December 29, 1998, we reincorporated in Maryland in connection with the REIT conversion described below under "Pro Forma Financial Information--The REIT conversion." As used in this prospectus, references to "we,", "our," the "company" and "Host Marriott" and similar references are to Host Marriott Corporation, a Maryland corporation, and its consolidated subsidiaries from and after December 29, 1998 and to Host Marriott Corporation, a Delaware corporation, and its consolidated subsidiaries before December 29, 1998, unless otherwise expressly stated or the context otherwise requires.

                           Forward-looking statements

   This prospectus and the information incorporated by reference into this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. We intend to identify forward-looking statements in this prospectus and the information incorporated by reference into this prospectus by using words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "may be," "objective," "plan," "predict," "project" and "will be" and similar words or phrases, or the negative thereof.

   These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

  . national and local economic and business conditions that will affect, among other things, demand for products and services at our hotels and other properties, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing;

  . our ability to maintain the properties in a first-class manner, including meeting capital expenditure requirements;

  . our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

  . our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

  . changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs;

  . government approvals, actions and initiatives including the need for compliance with environmental and safety requirements, and change in laws and regulations or the interpretation thereof;

  . the effects of tax legislative action, including the provisions of the Work Incentives Improvement Act of 1999 relating to REITs, as these provisions were enacted on December 17, 1999 (we refer to these provisions as the "REIT Modernization Act");

  . our ability to satisfy complex rules in order to qualify as a REIT for federal income tax purposes and in order for the operating partnership to qualify as a partnership for federal income tax purposes, and our ability to operate effectively within the limitations imposed by these rules; and

  . other factors discussed under the heading "Risk Factors" in this prospectus and in our filings with the Securities and Exchange Commission.

   Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. We disclaim any obligation or undertaking to disseminate to you any updates or revisions to any forward-looking statement contained in this prospectus and the information incorporated by reference into this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                  The company

   We are a self-managed and self-administered real estate investment trust, or REIT, owning full-service hotel properties. Through our subsidiaries, we currently own 122 hotels, representing approximately 58,000 rooms located throughout the United States and in Toronto and Calgary, Canada. Most of our hotels are operated under the Marriott brand name. In addition, we own hotels operated under other major brands such as Ritz-Carlton, Four Seasons, Swissotel and Hyatt. These brands are among the most respected and widely recognized names in the lodging industry.

   We were formed as a Maryland corporation in 1998, under the name HMC Merger Corporation, as a wholly owned subsidiary of Host Marriott Corporation, a Delaware corporation, in connection with Host Marriott's efforts to reorganize its business operations to qualify as a REIT for federal income tax purposes. As part of this reorganization, which we refer to as the REIT conversion, on December 29, 1998 we merged with Host Marriott and changed our name to Host Marriott Corporation. As a result, we have succeeded to the hotel ownership business formerly conducted by Host Marriott, the Delaware corporation. We conduct our business as an umbrella partnership REIT, or UPREIT, through Host Marriott, L.P., a Delaware limited partnership, of which we are the sole general partner and in which we hold approximately 78% of the partnership interests. In this prospectus, we refer to Host Marriott, L.P. as the operating partnership.

   Under current federal income tax law, REITs are restricted in their ability to derive revenues directly from the operation of hotels. Accordingly, we currently lease substantially all of our hotels to certain entities we refer to as the "lessees," which are principally subsidiaries of Crestline Capital Corporation. The lessees operate the hotels pursuant to management agreements with hotel managers such as Marriott International, Inc., who are responsible for the day-to-day management of the hotels. However, we are responsible for, among other things, decisions with respect to sales and purchases of hotels, the financing of the hotels, the leasing of the hotels and capital expenditures for the hotels, although some matters relating to capital expenditures are addressed in the terms of the applicable leases and management agreements. Effective November 15, 1999, we amended substantially all of our leases with Crestline. Crestline and Marriott International are both publicly traded companies, separate from Host Marriott. For more information regarding Crestline's relationship with us and the lease amendments, please see "Pro Forma Financial Information--The REIT conversion."

   Under the REIT Modernization Act, beginning January 1, 2001, we will be permitted to lease our hotels to a subsidiary of the operating partnership that is a taxable corporation and that elects to be treated as a "taxable REIT subsidiary." In addition, as a result of passage of the REIT Modernization Act, we have the right to purchase the leases from Crestline on or after January 1, 2001, for a price equal to their then fair market value (which could be significant). We intend to evaluate our options regarding the Crestline leases and have not yet made a decision whether or not to purchase those leases.

   Our principal executive offices are located at 10400 Fernwood Road, Bethesda, MD, 20817-1109, and our telephone number is (301) 380-9000.

                                  The offering

   This prospectus relates to 213,385 shares of our common stock that we may elect to issue to the holders of 213,385 OP Units upon tender of such OP Units for redemption. These OP Units were issued on March 1, 1999 to MM Times Square Investors. On December 30, 1998, MM Times Square Investors contributed its interest in Times Square Marquis Hotel, L.P. to Host Marriott, L.P. in exchange for OP Units. As a result of an adjustment to the ground lease underlying the Times Square Marriott Marquis Hotel, on March 1, 1999, Host Marriott, L.P. issued an additional 213,385 OP Units to MM Times Square Investors as additional consideration for that contribution.


   On March 1, 2000, holders of OP Units issued in connection with the ground lease adjustment will become eligible to redeem their OP Units for cash or, at our election, shares of our common stock equal to the number of OP Units being redeemed, subject to adjustment.

                   Important risks in owning our common stock

   Before you decide to redeem your OP Units for cash or, at our election, common stock, you should read the "Risk Factors" section, which begins on page 8 of this prospectus.

                           Tax status of the company

   We believe that we have been organized and have operated in such a manner so as to qualify as a REIT under the Internal Revenue Code, commencing with our taxable year beginning January 1, 1999. A REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders as long as it distributes currently at least 95% of its taxable income (excluding net capital gain). For our taxable years beginning after December 31, 2000, this requirement will be relaxed but we still will need to distribute 90% of this amount. No assurance can be provided that we will qualify as a REIT or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification. Even if we qualify as a REIT, we will be subject to corporate level taxes on specified gains that we recognize within 10 years of becoming a REIT, including significant deferred tax gains that are likely to be recognized during that period without our receipt of any cash. In addition, some of our subsidiaries are subject to corporate income taxes, and any taxable REIT subsidiaries that we may form also will be subject to corporate income taxes. See "Federal Income Tax Consequences" for a more detailed explanation.

                Summary historical and pro forma financial data

   In the following table we set forth summary historical consolidated financial data for us and our subsidiaries for the three fiscal years ended December 31, 1998 and for the thirty-six weeks ended September 10, 1999
(our first three quarters of 1999) and September 11, 1998 (our first three quarters of 1998). Effective December 31, 1998, we changed our fiscal year to end on December 31. Previously, our fiscal year ended on the Friday closest to December 31. The summary historical consolidated financial data as of and for the three fiscal years ended December 31, 1998 have been derived from our audited financial statements. The summary historical consolidated financial data as of and for the first three quarters of 1998 and 1999 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. Interim results are not indicative of fiscal year performance because of the impact of seasonal and short term variations.

   Throughout 1998, we engaged in various transactions for the purposes of qualifying as a REIT for federal income tax purposes. In order to qualify as a REIT, we are restricted from operating hotels directly and, as part of the REIT conversion, we have leased substantially all of our hotels to subsidiaries of Crestline Capital Corporation. Accordingly, we do not believe that our results of operations prior to the REIT conversion are comparable to our results of operations following the REIT conversion.

   The summary pro forma consolidated financial data set forth below reflect:

  . our November 1999 issuance of Class B preferred stock;

  . several hotel acquisitions and dispositions consummated by us and our subsidiaries and various financing transactions; and

  . various transactions effected as part of, or contemporaneously with, the REIT conversion.

   The summary pro forma statement of operations and other data reflects the foregoing transactions as if the transactions had been completed at the beginning of the periods presented. As discussed further in the "Pro Forma Financial Information" beginning on page 22, certain of these transactions occurred prior to September 10, 1999 and therefore were included in the September 10, 1999 historical balance sheet. Consequently, no pro forma adjustments to the pro forma balance sheet data as of September 10, 1999 are required for these transactions. Our pro forma statement of operations and other data presented below include only income from continuing operations and, therefore, they exclude extraordinary items and the operations of the discontinued senior living business.

   The summary pro forma financial data set forth below are unaudited, are based upon a number of assumptions and estimates and do not purport to be indicative of the operating results or financial position that we would have achieved had the transactions actually been consummated on the dates specified, nor do they purport to be indicative of our operating results or financial position for any future periods or dates.

   The summary historical and pro forma financial data should be read in conjunction with the audited and unaudited consolidated financial statements which we incorporate by reference into this prospectus and the "Pro Forma Financial Information" beginning on page 22. For additional details concerning the transactions reflected in the pro forma financial data, investors should carefully review the documents which we incorporate by reference.

                Summary Historical and Pro Forma Financial Data

                           First Three Quarters(1)               Fiscal Year(1)(2)
                          --------------------------  ----------------------------------------
                          Pro Forma   Historical       Pro Forma           Historical
                          --------- ----------------  ----------- ----------------------------
                            1999    1999(6)  1998(3)    1998(6)   1998(3)(4) 1997(3)(4)  1996
                          --------- -------  -------  ----------- ---------- ---------- ------
                                 (unaudited)          (unaudited)
                                           (in millions, except ratio data)
Statement of operations
 data:
Revenues(5).............   $  578   $  598   $2,410     $1,283      $3,564     $2,875   $2,005
Income (loss) from
 continuing operations..     (126)    (120)      92         95         194         47      (13)
Income (loss) before
 extraordinary
 items(7)...............      n/a     (120)     100        --          195         47      (13)
Net income (loss)(7)....      n/a     (103)     (48)       --           47         50      (13)
Other data:
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends(8)...........      --       --      1.7x       1.3x        1.5x       1.3x     1.0x
Deficiency of earnings
 to combined fixed
 charges and preferred
 stock dividends(8).....   $  145   $  139      --         --          --         --       --
Balance sheet data:
Total assets(9).........   $8,228   $8,330   $6,682        --       $8,268     $6,141   $5,152
Debt....................    5,025    5,150    4,011        --        5,131      3,466    2,647

--------
(1) The Internal Revenue Code requires REITs to file their income tax return on a calendar year basis. Accordingly, in 1998 we changed our fiscal year end to December 31 for both financial and tax reporting requirements. Previously, our fiscal year ended on the Friday nearest to December 31. As a result of this change, the results of operations for 15 hotels not managed by Marriott International were adjusted in 1998 to include 13 months of operations (December 1997 through December 1998) and therefore are not comparable to fiscal years 1997 and 1996, each of which included 12 months of operations. The additional month of operations in 1998 increased our revenues by $44 million. Additionally, the results of operations for the first three quarters of 1999 are not comparable to the first three quarters of 1998. In order to present comparable first three quarter results of operations, the first three quarters of 1998 would have to be adjusted to exclude December 1997 operations and to include August 1998 operations for the 15 hotels not managed by Marriott International.
(2) Fiscal year 1996 includes 53 weeks. Fiscal years 1997 and 1998 include 52 weeks.
(3) The historical financial data for fiscal years 1998 and 1997 and the first three quarters of 1998 reflect as discontinued operations our senior living business that we formerly conducted but disposed of in the spin-off of Crestline as part of the REIT conversion. We recorded income from the discontinued operations, net of taxes, of $6 million, $0 and $8 million in fiscal years 1998 and 1997 and the first three quarters of 1998, respectively.
(4) In 1998, we recognized a $148 million extraordinary loss, net of taxes, on the early extinguishment of debt. In 1997, we recognized a $3 million extraordinary gain, net of taxes, on the early extinguishment of debt. Also in 1998, we recognized REIT conversion expenses of $64 million and recorded a tax benefit of $106 million related to tax liabilities that we will not recognize as a result of our conversion to a REIT.
(5) Historical revenue for the first three quarters of 1999 and pro forma revenues for all periods primarily represent lease income generated by our leases with Crestline. Periods prior to 1999 have been restated in accordance with Emerging Issues Task Force 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements. Application of EITF 97-2 for the first three quarters of 1998 and fiscal years 1998, 1997 and 1996 increased both historical revenues and historical operating expenses by approximately $1.4 billion, $2.1 billion, $1.7 billion and $1.2 billion, respectively, and had no impact on net income (loss). Revenues for fiscal years 1998, 1997 and 1996 and the first three quarters of 1998 have also been adjusted to reclassify interest income as revenue (previously classified as other income from operations) in order to be consistent with our 1999 statement of operations presentation.
(6) The staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101 "Revenue Recognition" (SAB 101) in November 1999. SAB 101 discusses factors to consider in determining when contingent revenue should be recognized during interim periods. We have adopted SAB 101 effective January 1, 1999 and have amended our previously filed Form 10-Qs to reflect this change in accounting principle. As a result of the adoption of SAB 101, $339 million of contingent rent previously recognized as revenue during the thirty-six weeks ended September 10, 1999 has been deferred and recognized in subsequent periods of fiscal year 1999. As of December 31, 1999, all of the thresholds were reached and all contingent rent was recognized as revenue. SAB 101 has no impact on our annual revenue recognition, net income or earnings per share. SAB 101 had no effect on 1998 and prior periods as the hotel leases were not in effect prior to the REIT conversion.
(7) The pro forma statement of operations does not include extraordinary items and income from discontinued operations.
(8) The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing income from continuing operations before income taxes, fixed charges and preferred stock dividends by total fixed charges and preferred stock dividends. The deficiency of earnings to combined fixed charges and preferred stock dividends is computed by subtracting total fixed charges and preferred stock dividends from income from continuing operations before income taxes, fixed charges and preferred stock dividends. Fixed charges represent interest expense (including capitalized interest), amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest.
(9) Total assets for fiscal year 1997 and as of the end of the third quarter 1998 include $236 million and $404 million, respectively, related to net investment in discontinued operations.

                                  RISK FACTORS

   In addition to the other information contained or incorporated by reference in this prospectus, you should consider carefully the following risk factors.

Risks relating to redemption of OP Units

   A holder who redeems OP Units may have adverse tax effects. A holder of OP Units who redeems OP Units will be treated for tax purposes as having sold the OP Units. The sale will be taxable and the holder will be treated as realizing an amount equal to the sum of the value of the common stock or cash the holder receives plus the amount of operating partnership nonrecourse liabilities allocable to the redeemed OP Units. It is possible that the amount of gain the holder recognizes could exceed the value of the common stock or cash the holder receives. It is even possible that the tax liability resulting from this gain could exceed the value of the common stock or cash the holder receives. See "Redemption of OP Units--Federal income tax consequences of redemption."

   If a holder of OP Units redeems OP Units, the original receipt of the OP Units may be subject to tax. If a holder of OP Units redeems OP Units, particularly within two years of receiving them, there is a risk that the original receipt of the OP Units may be treated as a taxable sale under the "disguised sale" rules of the Internal Revenue Code. Subject to several exceptions, the disguised sale rules generally provide that a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration from the partnership to the partner will be presumed to be a taxable sale. In particular, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a taxable sale of the contributed property unless the facts and circumstances clearly establish that the transfers are not a sale. On the other hand, if two years have passed between the original contribution of property to the partnership and the transfer of money or other consideration from the partnership to the partner, the transactions will not be presumed to be a taxable sale unless the facts and circumstances clearly establish that they should be.

   Differences between an investment in shares of common stock and OP Units may affect redeeming holders of OP Units. If a holder of OP Units elects to redeem OP Units, we will determine whether the holder receives cash or shares of our common stock in exchange for the OP Units. Although an investment in shares of our common stock is substantially similar to an investment in OP Units, there are some differences between ownership of OP Units and ownership of common stock. These differences include form of organization, management structure, voting rights, liquidity and federal income taxation. These differences, some of which may be material to investors, are discussed in "Comparison of Ownership of OP Units and Common Stock."

   The fiduciary duties of Host Marriott, as the general partner, and the Board of Directors of Host Marriott are possibly different. Host Marriott, as the general partner of the operating partnership, and the Board of Directors of Host Marriott, respectively, owe fiduciary duties to their constituent owners. Although some courts have interpreted the fiduciary duties of the Board of Directors in the same way as the duties of a general partner in a limited partnership, it is unclear whether, or to what extent, there are differences in such fiduciary duties. It is possible that the fiduciary duties of the directors of Host Marriott to the shareholders may be less than those of Host Marriott, as the general partner of the operating partnership, to the limited partners of the operating partnership.

Risks of ownership of our common stock

   Limitations on acquisition of our common stock and change in control. Host Marriott's charter and Host Marriott's bylaws, the partnership agreement of the operating partnership, Host Marriott's shareholder rights plan and the Maryland General Corporation Law contain a number of provisions that could delay, defer or prevent a transaction or a change of control in Host Marriott that might involve a premium price for holders of our common stock or otherwise be in their best interests, including the following:

     Ownership limit. The 9.8% ownership limit described under "--Possible adverse consequences of limits on ownership of our common stock" below may have the effect of precluding a change in control of Host Marriott by a third party without the consent of the Board of Directors, even if such change in control would be in the interest of our shareholders (and even if such change in control would not reasonably jeopardize the REIT status of Host Marriott).

     Staggered board. Host Marriott's charter provides that the Board of Directors shall originally consist of eight members and may be thereafter increased or decreased in accordance with Host Marriott's bylaws, provided that the total number of directors may not be fewer than three nor more than 13. Pursuant to Host Marriott's bylaws, the number of directors shall be fixed by the Board of Directors within the limits set forth in Host Marriott's charter. The Board of Directors of Host Marriott is divided into three classes of directors. Directors for each class are chosen for a three-year term upon the expiration of the then current class' term. The staggered terms for directors may affect shareholders' ability to effect a change in control of Host Marriott, even if a change in control would be in the interest of shareholders of Host Marriott.

     Removal of board of directors. Host Marriott's charter provides that, except for any directors who may be elected by holders of a class or series of shares of capital stock other than our common stock, directors may be removed only for cause and only by the affirmative vote of shareholders holding at least two-thirds of the shares then outstanding and entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the concurring vote of a majority of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the shareholders by at least two-thirds of all the votes entitled to be cast in the election of directors.

     Preferred shares; classification or reclassification of unissued shares of capital stock without shareholder approval. Host Marriott's charter provides that the total number of shares of stock of all classes which Host Marriott has authority to issue is 800,000,000 shares of stock, initially consisting of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock (of which 8,160,000 have been issued). The Board of Directors is authorized, without a vote of shareholders, to classify or reclassify any unissued shares of stock, including common stock into preferred shares or vice versa, and to establish the preferences and rights of any preferred or other class or series of shares to be issued. The issuance of preferred shares or other shares having special preferences or rights could have the effect of delaying or preventing a change in control of Host Marriott even if a change in control would be in the interest of the shareholders of Host Marriott. Because the Board of Directors has the power to establish the preferences and rights of additional classes or series of shares without a shareholder vote, the Board of Directors may afford the holders of any such class or series preferences, powers and rights, including voting rights, senior to the rights of holders of our common stock.

     Consent rights of the limited partners. Under the partnership agreement of the operating partnership, Host Marriott generally will be able to merge or consolidate with another entity with the consent of partners holding percentage interests that are more than 50% of the aggregate percentage interests of the outstanding partnership interests entitled to vote thereon (including any such partnership interests held by Host Marriott) as long as the holders of OP Units either will receive or will have the right to receive the same consideration as the holders of our common stock. Host Marriott, as holder of a majority of the OP Units, would be able to control the outcome of such vote. Under Host Marriott's charter, the approval of the holders of at least two-thirds of the shares of outstanding common stock generally is necessary to effectuate such merger or consolidation.

     Maryland business combination law. Under the Maryland General Corporation Law, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation's then outstanding shares (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date in which the Interested Shareholder becomes an Interested Shareholder.

  Thereafter, any such business combination must be approved by a supermajority (80%) of outstanding voting shares, and by two-thirds of voting shares other than voting shares held by an Interested Shareholder unless, among other conditions, the corporation's common shareholders receive a minimum price (as defined in the Maryland General Corporation
  Law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder. Host Marriott is subject to the Maryland business combination statute.

     Maryland control share acquisition law. Under the Maryland General Corporation Law, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror and by officers or directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of the voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. Host Marriott is subject to these control share provisions of Maryland law, subject to an exemption for Marriott International pursuant to its purchase right. See "--Marriott International purchase right."

     Merger, consolidation, share exchange and transfer of assets of Host Marriott. Pursuant to Host Marriott's charter, subject to the terms of any class or series of capital stock at the time outstanding, Host Marriott may merge with or into another entity, may consolidate with one or more other entities, may participate in a share exchange or may transfer its assets within the meaning of the Maryland General Corporation Law if approved (i) by the Board of Directors in the manner provided in the Maryland General Corporation Law and (ii) by shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter (except that any merger of Host Marriott with or into a trust organized for the purpose of changing Host Marriott's form of organization from a corporation to a trust will require the approval of shareholders of Host Marriott by the affirmative vote only of a majority of all the votes entitled to be cast on the matter). Under the Maryland General Corporation Law, certain mergers may be accomplished without a vote of shareholders and a share exchange need be approved by a Maryland successor only by its Board of Directors. A voluntary dissolution of Host Marriott also would require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

     Amendments to Host Marriott's charter and Host Marriott's bylaws. The provisions contained in Host Marriott's charter relating to restrictions on transferability of our common stock, the classified Board of Directors and fixing the size of the Board of Directors within the range set forth in Host Marriott's charter, as well as the provisions relating to removal of directors and the filling of vacancies may be amended only by a resolution adopted by the Board of Directors and approved by shareholders by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter. As permitted under the Maryland General Corporation Law, Host Marriott's charter and Host Marriott's bylaws provide that directors have the exclusive right to amend Host Marriott's bylaws. Amendments of this provision of Host Marriott's charter also would require action of the Board of Directors and approval by two-thirds of all votes entitled to be cast on the matter.

     Marriott International purchase right. In connection with our spin-off of Marriott International in 1993, Marriott International obtained the right to purchase up to 20% of each class of our outstanding voting shares at the then fair market value upon the occurrence of certain change of control events involving us, subject to certain limitations intended to protect the REIT status of Host Marriott. The Marriott International purchase right may have the effect of discouraging a takeover of Host Marriott, because any person considering acquiring a substantial or controlling block of our common stock will face the possibility that its ability to obtain or exercise control would be impaired or made more expensive by the exercise of the Marriott International purchase right.

     Shareholder rights plan. Host Marriott adopted a shareholder rights plan which provides, among other things, that upon the occurrence of certain events, shareholders will be entitled to purchase from Host Marriott a newly created series of junior preferred shares, subject to Host Marriott's Ownership Limit. The preferred share purchase rights will be triggered by the earlier to occur of (i) ten days following the date of a public announcement that a person or group acting in concert has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock or (ii) ten business days following the commencement of or announcement of an intention to make a tender or exchange offer, the consummation of which would result in the acquiring person becoming the beneficial owner of 20% or more of such outstanding common stock. The preferred share purchase rights would cause substantial dilution to a person or group that attempts to acquire Host Marriott on terms not approved by the Board of Directors.

   Possible adverse consequences of limits on ownership of our common stock. To maintain our qualification as a REIT for federal income tax purposes, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). See "Federal Income Tax Consequences--Federal income taxation of Host Marriott--Requirements for qualification." In addition, a person who owns, directly or by attribution, 10% or more of an interest in a tenant of ours (or a tenant of any partnership in which we are a partner) cannot own, directly or by attribution, 10% or more of our shares without jeopardizing our qualification as a REIT. Primarily to facilitate maintenance of our qualification as a REIT for federal income tax purposes, the ownership limit under our charter will prohibit ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any person or persons acting as a group of more than 9.8% of the issued and outstanding shares of our common stock (subject to an exception for shares of our common stock held prior to the REIT conversion so long as the holder thereof would not own more than 9.9% in value of our outstanding shares) and will prohibit ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any person or persons acting as a group of more than 9.8% of the issued and outstanding shares of any class or series of our preferred shares (collectively, the "Ownership Limit"). The Board of Directors, in its sole and absolute discretion, may waive or modify the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Internal Revenue Code if it is satisfied, based upon information required to be provided by the party seeking the waiver and upon an opinion of counsel satisfactory to the Board of Directors, that ownership in excess of this limit will not cause a person who is an individual to be treated as owning shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize our status as a REIT for federal income tax purposes (for example, by causing any of our tenants or any of the partnerships (including, but not limited to, Crestline and the lessees) to be considered a "related party tenant" for purposes of the REIT qualification rules). Common stock acquired or held in violation of the Ownership Limit will be transferred automatically to a trust for the benefit of a designated charitable beneficiary, and the person who acquired such common stock in violation of the Ownership Limit will not be entitled to any distributions thereon, to vote such shares of common stock or to receive any proceeds from the subsequent sale thereof in excess of the lesser of the price paid therefor or the amount realized from such sale. A transfer of shares of our common stock to a person who, as a result of the transfer, violates the Ownership Limit may be void under certain circumstances, and, in any event, would deny the transferee any of the economic benefits of owning shares of our common stock in excess of the Ownership Limit. The Ownership Limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the shareholders' ability to realize a premium over the then-prevailing market price for our common stock in connection with such transaction.

   Dependence on external sources of capital. As with other REITs, but unlike corporations generally, our ability to reduce our debt and finance our growth largely must be funded by external sources of capital because we generally will have to distribute to our shareholders 95% of our taxable income in order to qualify as a REIT (including taxable income where we do not receive corresponding cash). Our access to external capital will depend upon a number of factors, including general market conditions, the market's perception of our growth potential, our current and potential future earnings, cash distributions and the market price of our common stock. Currently, our access to external capital has been limited to the extent that our common stock is trading at what we believe is a significant discount to our estimated net asset value.

   Effect on price of shares of common stock available for future sale. Sales of a substantial number of our shares of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. Holders of OP Units who receive our common stock upon redemption of such OP Units will be able to sell such shares after they are received (unless held by a person deemed to be an affiliate of Host Marriott). As part of the REIT conversion, the operating partnership, directly and through its subsidiaries, acquired substantially all of the partnership interests in eight publicly-traded limited partnerships and four private partnerships which it did not already own in exchange for approximately 26 million OP Units. Through February 1, 2000, approximately 8.5 million of these OP Units had been converted into shares of our common stock. Additionally, approximately 0.3 million of these OP Units were exchanged for notes of the operating partnership with an aggregate principal amount of approximately $3 million. In connection with the operating partnership's issuance of OP Units to acquire the public and private partnerships and the OP Units issued in the Blackstone acquisition, the operating partnership issued to parties other than Host Marriott and its subsidiaries a total of approximately 73.5 million common OP Units, of which approximately 64.0 million were outstanding as of February 1, 2000. Currently, substantially all of the remaining outstanding OP Units are redeemable. Further, a substantial number of shares of our common stock have been and will be, pursuant to employee benefit plans, issued or reserved for issuance from time to time, including shares of our common stock reserved for options, and these shares of common stock would be available for sale in the public markets from time to time pursuant to exemptions from registration or upon registration. Moreover, the issuance of additional shares of our common stock by us in the future would be available for sale in the public markets. No prediction can be made about the effect that future sales of our common stock would have on the market price of our common stock.

   Effect of market conditions on the price of shares of our common stock. As with other publicly traded equity securities, the value of our common stock will depend upon various market conditions, which may change from time to time. Some, but not all, of the market conditions that may affect the value of our common stock are the following:

  . the extent of institutional investor interest in us;

  . the general market perception of REITs in general and hotel REITs in particular and the attractiveness of their equity securities in comparison to other equity securities;

  . our financial performance;

  . changes in the tax laws affecting REITs, including the REIT Modernization
    Act; and

  . general stock and bond market conditions.

   Effect of earnings and cash distributions on the price of shares of our common stock. It is generally believed that the market value of the equity securities of a REIT is primarily based upon the market's perception of the growth potential of the REIT's core portfolio, the value of its real estate portfolio and its prospects for accretive acquisitions and development. The combination of these factors creates a market perception of a REIT's current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancings, and is secondarily based upon the value of the underlying assets. For that reason, shares of our common stock may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing such cash flow to shareholders, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market's expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock.

   Effect of market interest rates on the price of shares of our common stock. One factor that will influence the price of our common stock will be its yield (which is the dividend as a percentage of the price of our common stock) relative to market interest rates. Thus, an increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, which would adversely affect the market price of our common stock.

Risks of operation

   We do not control our hotel operations and are dependent on the managers and lessees of our hotels. Because federal income tax laws currently restrict REITs and "publicly traded" partnerships from deriving revenues directly from operating a hotel, we operate none of our hotels. Instead, we lease virtually all of our hotels to subsidiaries of Crestline which, in turn, retain managers to manage our hotels pursuant to management agreements. Thus, we are dependent on the lessees but, under the hotel leases, we have little influence over how the lessees operate our hotels. Similarly, we are dependent on the managers, principally Marriott International, but we have little influence over how the managers manage our hotels. We have very limited recourse if we believe that the hotel managers do not maximize the revenues from our hotels, which in turn will maximize the rental payments we receive under the leases. We may seek redress under most leases only if the lessee violates the terms of the lease and then only to the extent of the remedies set forth in the lease.

   Each lessee's ability to pay rent accrued under its lease depends to a large extent on the ability of the hotel manager to operate the hotel effectively and to generate gross sales in excess of its operating expenses. Our rental income from the hotels may therefore be adversely affected if the managers fail to provide quality services and amenities and competitive room rates at our hotels or fail to maintain the quality of the hotel brand names. Although the lessees have primary liability under the management agreements while the leases are in effect, we remain liable under the management agreements for all obligations that the lessees do not perform. We may terminate a lease if the lessee defaults under a management agreement, but terminating the lease could, unless another suitable lessee is found, impair our ability to qualify as a REIT for federal income tax purposes and the operating partnership's ability to qualify as a partnership for federal income tax purposes unless another suitable lessee is found. As described below, our inability to qualify as a REIT or the operating partnership's inability to qualify as a partnership for federal income tax purposes would have a material adverse effect on us.

   We do not control the assets held by the non-controlled subsidiaries. The operating partnership owns economic interests in certain taxable corporations, which we refer to as "non-controlled subsidiaries," that hold various assets which, under our credit facility may not exceed, in the aggregate, 15% of the value of our assets.
These assets consist primarily of interests in certain partnerships and hotels which are not leased, certain FF&E used in our hotels and certain international hotels. Ownership of these assets by the operating partnership could jeopardize our REIT status and/or the status of the operating partnership as a partnership for federal income tax purposes. Although the operating partnership owns approximately 95% of the total economic interests of the non-controlled subsidiaries, the Host Marriott Statutory Employee/Charitable Trust, the beneficiaries of which are (i) a trust formed for the benefit of a number of our employees and (ii) the J. Willard and Alice S. Marriott Foundation, owns all of the voting common stock of the non-controlled subsidiaries representing approximately 5% of the total economic interests in such non-controlled subsidiaries. These voting stockholders elect the directors who are responsible for overseeing the operations of the non-controlled subsidiaries. The directors are currently our employees, although this is not required. As a result, we have no control over the operation or management of the hotels or other assets owned by the non-controlled subsidiaries, even though we depend upon the non-controlled subsidiaries for a portion of our revenues. Also, the activities of non-controlled subsidiaries could cause us to be in default under our principal debt facilities.

   We are dependent upon the ability of Crestline and the lessees to meet their rent obligations. The lessees' rent payments are the primary source of our revenues. Crestline guarantees the obligations of its subsidiaries under the hotel leases, but Crestline's liability is limited to a relatively small portion of the aggregate rent obligation of its subsidiaries. Crestline's and each of its subsidiaries' ability to meet its obligations under the leases will determine the amount of our revenue and, likewise, our ability to meet our obligations. We have no control over Crestline or any of its subsidiaries and cannot assure you that Crestline or any of its subsidiaries will have sufficient assets, income and access to financing to enable them to satisfy their obligations under the leases or to make payments of fees under the management agreements. Although the lessees have primary liability under the management agreements while the leases are in effect, we and our subsidiaries remain liable under the management agreements for all obligations that the lessees do not perform. Because of our dependence on Crestline, our credit rating will be affected by its creditworthiness.

   Relationships with Marriott International and Crestline. Marriott International, a public company in the business of hotel management, manages a significant number of our hotels. In addition, Marriott International manages hotels that compete with our hotels. As a result, Marriott International may make decisions regarding competing lodging facilities which it manages that would not necessarily be in our best interests. Further, J.W. Marriott, Jr., a member of our Board of Directors, and Richard E. Marriott, our Chairman of the Board and J.W. Marriott, Jr.'s brother, serve as directors, and, in the case of J.W. Marriott, Jr., also as an officer, of Marriott International. J.W. Marriott, Jr. and Richard E. Marriott also beneficially own (as determined for securities law purposes), as of January 31, 1999, approximately 10.9% and 10.6%, respectively, of the outstanding shares of common stock of Marriott International. In addition, J.W. Marriott, Jr. and Richard E. Marriott own, as of March 1, 1999, approximately 5.6% and 5.9%, respectively, of the outstanding shares of common stock of Crestline, but neither serves as an officer or director of Crestline. As a result, J.W. Marriott, Jr. and/or Richard E. Marriott have potential conflicts of interest as our directors when making decisions regarding Marriott International, including decisions relating to the management agreements involving the hotels, Marriott International's management of competing lodging properties and Crestline's leasing and other businesses.

   Both our Board of Directors and the Board of Directors of Marriott International follow appropriate policies and procedures to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott in conflict situations, including requiring them to abstain from voting as directors of either us or Marriott International or our or their subsidiaries on certain matters which present a conflict between the companies. If appropriate, these policies and procedures will apply to other directors and officers.

   Expiration and termination of the leases and possible inability to find other lessees. Our current hotel leases have terms generally ranging from seven to ten years. There can be no assurance that upon expiration of our leases, our hotels will be relet to the current lessees, or if relet, will be relet on terms favorable to us. If our hotels are not relet, we will be required to find other lessees who meet certain requirements of the management agreements and of the federal income tax rules that govern REITs. We have received notices of termination from Crestline on five leases, which terminations will be effective in the first and second quarters of 2000. We cannot assure you that we will be able to find satisfactory lessees for these hotels or that the terms of any new leases for these hotels will be as favorable as the leases being terminated. Failure to find satisfactory lessees could cause us to lose our REIT status, and the operating partnership to be taxed as a "C" corporation if it is a "publicly traded partnership," which would require it to pay substantial federal income taxes, could require it to distribute more to us (and therefore other equity holders) to enable us to meet our tax burden, and could adversely affect the operating partnership's ability to raise additional capital. Failure to enter leases on satisfactory terms could also result in reduced cash available for debt service and distribution to shareholders.

   Our substantial indebtedness. We have substantial indebtedness. Our degree of leverage could affect our ability to:

  . obtain financing in the future for working capital, capital expenditures, acquisitions, development or other general business purposes;

  . undertake financings on terms and conditions acceptable to us;

  . pursue our acquisition strategy; or

  . compete effectively or operate successfully under adverse economic conditions.

   We have a policy of incurring debt only if, immediately following such incurrence, our debt-to-total market capitalization ratio on a pro forma basis would be 60% or less. Our debt-to-total market capitalization ratio was approximately 69% as of February 1, 2000. Absent a change in our total market capitalization, in the event we wish to incur additional indebtedness, we would have to waive or change our debt policy. Our debt-to-total market capitalization ratio has increased primarily because of a general decline in the market valuation of the stock of lodging companies, including our stock. As a result of this decline, our Board of Directors may reconsider whether our debt incurrence policy should be linked to another measure of value instead of total market capitalization.

   If our cash flow and working capital is not sufficient to fund our expenditures or service our indebtedness, we would have to raise additional funds through:

  . the sale of equity;

  . the refinancing of all or part of our indebtedness;

  . the incurrence of additional permitted indebtedness; or

  . the sale of assets.

   We cannot assure you that any of these sources of funds would be available in amounts sufficient for us to meet our obligations or fulfill our business plans.

   No limitation on debt. There are no limitations in our or the operating partnership's organizational documents that limit the amount of indebtedness that we may incur, although our existing debt instruments contain certain restrictions on the amount of indebtedness that we may incur. Accordingly, our Board of Directors could alter or eliminate the 60% policy without shareholder approval to the extent permitted by our debt agreements. If this policy were changed, we could become more highly leveraged, resulting in an increase in debt service payments that could adversely affect our cash flow and consequently our ability to service our debt and make distributions to our shareholders.

   Leases and management agreements could impair the sale or other disposition of our hotels. Under each lease with a subsidiary of Crestline, we generally must purchase a lease for an amount equal to its fair market value if we want to terminate the lease prior to the expiration of its term. We must make a purchase price payment even if the reason we want to terminate a lease is a change in the federal income tax laws (including the passage of the REIT Modernization Act) that either would jeopardize our status as a REIT if we continued the lease or would enable us to operate our hotels directly ourselves. The purchase price generally is equal to the fair market value of the lessee's leasehold interest in the remaining term of the lease, which could be a significant amount. In addition, if we decide to sell a hotel, we may be required to terminate its lease, and the payment of the purchase price under such circumstances could impair our ability to sell the hotel and would reduce the net proceeds of any sale.

   Under the terms of the management agreements, we generally may not sell, lease or otherwise transfer the hotels unless the transferee assumes the related management agreements and meets certain other conditions.
Our ability to finance, refinance or effect a sale of any of the properties managed by Marriott International or another manager may, depending upon the structure of such transactions, require the manager's consent. If Marriott International or any other manager did not consent, we would be prohibited from consummating the financing, refinancing or sale without breaching the management agreement.

   Rental revenues from hotels are subject to prior rights of lenders. The mortgages on certain of our hotels require that rent payments under the leases on such hotels be used first to pay the debt service on such mortgage loans. Consequently, only the cash flow remaining after debt service will be available to satisfy other obligations, including property taxes and insurance, FF&E reserves for the hotels and capital improvements, and debt service on unsecured debt, and to make distributions to our shareholders.

   The acquisition contracts relating to certain hotels limit our ability to sell or refinance such hotels. For reasons relating to federal income tax considerations of the former owners of certain of our hotels, we have agreed to restrictions on selling certain hotels or repaying or refinancing the mortgage debt thereon for periods of time which vary depending on the hotel. We refer to these periods of time as "lock-out periods." We anticipate that, in certain circumstances, we may agree to similar restrictions in connection with future hotel acquisitions. As a result, even if it were in our best interests to sell such hotels or refinance their mortgage debt, it may be difficult or impossible to do so during their respective lock-out periods.

   A significant number of our hotels are subject to ground leases. As of February 1, 2000, we leased 53 of our hotels pursuant to ground leases. These ground leases generally require increases in ground rent payments every five years. Our ability to make distributions to shareholders could be adversely affected to the extent that the rents payable by the lessees under the leases do not increase at the same or a greater rate as the increases under the ground leases. In addition, if we were to sell a hotel encumbered by a ground lease, the buyer would have to assume the ground lease, which could result in a lower sales price.

   New acquisitions may fail to perform as expected or we may be unable to make acquisitions on favorable terms. We intend to acquire additional full-service hotels. Newly acquired properties may fail to perform as expected, which could adversely affect our financial condition. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position. We expect to acquire hotels with cash from secured or unsecured financings and proceeds from offerings of equity or debt, to the extent available. We may not be in a position or have the opportunity in the future to make suitable property acquisitions on favorable terms. Competition for attractive investment opportunities may increase prices for hotel properties, thereby decreasing the potential return on our investment. In addition, in order to maintain our status as a REIT we must lease virtually all of the properties we acquire. We cannot guarantee that the leases for newly acquired hotels will be as favorable to us as the existing leases. Under the REIT Modernization Act, however, we would be permitted to lease such newly acquired hotels to a taxable REIT subsidiary after December 31, 2000.

   The seasonality of the hotel industry may affect the ability of the lessees to make timely rent payments. The seasonality of the hotel industry may, from time to time, affect either the amount of rent that accrues under the hotel leases or the ability of the lessees to make timely rent payments under the leases. A lessee's inability to make timely rent payments to us could adversely affect our financial condition and our ability to make distributions to our shareholders.

   We may be unable to sell properties when appropriate because real estate investments are illiquid. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and ability to service debt and make distributions to shareholders. In addition, sales of appreciated real property could generate material adverse tax consequences to limited partners of the operating partnership, including us, which may make it disadvantageous for us to sell hotels.

   We are subject to conditions affecting the lodging industry. If our assets do not generate income sufficient to pay our expenses, service our debt and maintain our properties, we will be unable to make distributions to our shareholders. Our revenues and the value of our properties are subject to conditions affecting the lodging industry. These include:

  . changes in the national, regional and local economic climate;

  . local conditions such as an oversupply of hotel properties or a reduction in demand for hotel rooms;

  . the attractiveness of our hotels to consumers and competition from comparable hotels;

  . the quality, philosophy and performance of the managers of our hotels, primarily Marriott International;

  . the ability of any hotel lessee to maximize rental payments;

  . changes in room rates and increases in operating costs due to inflation and other factors; and

  . the need to periodically repair and renovate our hotels.

   Adverse changes in these conditions could adversely affect our financial performance.

   Our expenses may remain constant even if our revenue drops. The expenses of owning property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose and take the property. Our financial condition and ability to service debt could be adversely affected by:

  . interest rate levels;

  . the availability of financing;

  . the cost of compliance with government regulation, including zoning and tax laws; and

  . changes in governmental regulations, including those governing usage, zoning and taxes.

   We depend on our key personnel. We depend on the efforts of our executive officers and other key personnel. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our operations. On November 3, 1999, Terence C. Golden, our President and Chief Executive Officer, announced his resignation effective in May 2000. Mr. Golden will remain on the Board of Directors. The Board of Directors has appointed Christopher J. Nassetta, currently our Executive Vice President and Chief Operating Officer, as our President and Chief Executive Officer upon the effectiveness of Mr. Golden's resignation. Mr. Nassetta also became a member of the Board of Directors at the time of the announcement of Mr. Golden's resignation. We do not intend to obtain key-man life insurance with respect to any of our personnel.

   Partnership and other litigation judgments or settlements could have a material adverse effect on our financial condition. We and the operating partnership are parties to various lawsuits relating to previous partnership transactions, including the REIT conversion. While we and the other defendants to such lawsuits believe all of the lawsuits in which we are a defendant are without merit and we are vigorously defending against such claims, we can give no assurance as to the outcome of any of the lawsuits. In connection with the REIT conversion, the operating partnership has assumed all liability arising under legal proceedings filed against us and will indemnify us as to all such matters. If any of the lawsuits were to be determined adversely to us or settlement involving a payment of a material sum of money were to occur, there could be a material adverse effect on our financial condition. Currently, we and Marriott International have reached a non-binding understanding to resolve certain pending litigation involving six limited partnerships. The proposed settlement would involve an acquisition of the limited partner interests in two partnerships by a joint venture between our non-controlled subsidiary and Marriott International and a resolution of claims against all defendants in all six partnerships. Our share of the payment, including for the acquisition, is expected to be approximately $113 million (not including our existing interests in the partnerships). The proposed settlement is subject to numerous conditions, including definitive documentation, court approval and various consents, and no assurance can be given that the settlement will occur. We anticipate that the proposed settlement would result in a one-time, non-recurring, pre-tax charge of $40-50 million to our 1999 earnings.

   Joint venture investments have additional risks. Instead of purchasing hotel properties directly, we may invest as a co-venturer. Joint venturers often share control over the operation of the joint venture assets. Actions by a co-venturer could subject such assets to additional risk. Our co-venturer in an investment might have economic or business interests or goals that are inconsistent with our interests or goals, or be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives. Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners. Also, our joint venture partners could take actions binding on the joint venture without our consent. Finally, a joint venture partner could go bankrupt, leaving us liable for its share of joint venture liabilities.

   Environmental problems are possible and can be costly. We believe that our properties are in compliance in all material respects with applicable environmental laws. Unidentified environmental liabilities could arise, however, and could have a material adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

   Compliance with other government regulations can also be costly. Our hotels are subject to various forms of regulation, including Title III of the Americans with Disabilities Act, building codes and regulations pertaining to fire safety. Compliance with such laws and regulations could require substantial capital expenditures. Such regulations may be changed from time to time, or new regulations adopted, resulting in additional or unexpected costs of compliance. Any such increased costs could reduce the cash available for servicing debt and making distributions to our shareholders.

   Some potential losses are not covered by insurance. We carry comprehensive liability, fire, flood, extended coverage and rental loss (for rental losses extending up to 12 months) insurance with respect to all of our hotels. We believe the policy specifications and insured limits of these policies are of the type customarily carried for similar hotels. Certain types of losses, such as from earthquakes and environmental hazards, however, may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

   The year 2000 problem may adversely impact our business and financial condition. Year 2000 issues have arisen because many existing computer programs and chip-based embedded technology systems use only the last two digits to refer to a year, and therefore do not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications could fail or create erroneous results. Our potential year 2000 problems included issues relating to our in-house hardware and software computer systems, as well as issues relating to third parties with which we have a material relationship and upon whom we depend, such as Marriott International and Crestline and their respective subsidiaries, or whose systems are material to the operations of our hotels. As of the date hereof, we have not experienced any problems related to year 2000 issues.

     In-house systems. Since October of 1993, we have invested in the implementation and maintenance of accounting and reporting systems and equipment that are intended to enable us to provide adequately for our information and reporting needs and which are also year 2000 compliant. Substantially all of our in-house systems have already been certified as year 2000 compliant through testing and other mechanisms. We have not delayed any systems projects due to the year 2000 issue. We engaged a third party to review our year 2000 in-house compliance and found no problems with any mission critical systems.

     Third-party systems. We rely upon operational and accounting systems provided by third parties, primarily the managers and lessees of our hotels, to provide the appropriate property-specific operating systems, including reservation, phone, elevator, security, HVAC and other systems, and to provide us with financial information. As of the date hereof, we have had no year 2000 issues related to these third parties.

     Risks. Management believes that future costs associated with year 2000 issues for its in-house systems will be insignificant and therefore not impact our business, financial condition and results of operations. However, the actual effect that year 2000 issues will have on our business will depend significantly on whether other companies and governmental entities properly and timely address year 2000 issues and whether broad-based or systemic failures occur. We cannot predict the severity or duration of any such failures, which could include disruptions in passenger transportation or transportation systems generally, loss of utility and/or telecommunications services, the loss or disruption of hotel reservations made on centralized reservation systems and error or failures in financial transactions or payment processing systems such as credit cards.

   Moreover, we are dependent upon Crestline to interface with third parties in addressing year 2000 issues at our hotels leased to its subsidiaries. Our joint year 2000 compliance program with Crestline significantly reduced uncertainties arising out of year 2000 issues and to date we have not had any significant interruptions of normal operations.

Federal income tax risks

   General. We believe that we have been organized and have operated in such a manner so as to qualify as a REIT under the Internal Revenue Code, commencing with our taxable year beginning January 1, 1999. A REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders as long as it distributes currently at least 95% of its taxable income (excluding net capital gain). This requirement will be reduced to 90% in years beginning after December 31, 2000. No assurance can be provided, however, that we will qualify as a REIT or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification.

   Required distributions and payments. In order to continue to qualify as a REIT, we currently are required each year to distribute to our shareholders at least 95% of our taxable income (excluding net capital gain), and we will be required to distribute 90% of this amount for years beginning after December 31, 2000. Due to certain transactions entered into in years prior to the REIT conversion, we expect to recognize substantial amounts of "phantom income," which is taxable income that is not matched by cash flow or EBITDA to us. As discussed below in "--Our earnings and profits attributable to our "C" corporation taxable years," to qualify as a REIT, we also were required to distribute to our shareholders not later than the end of our 1999 taxable year an amount equal to the earnings and profits ("E&P") that were accumulated and not distributed before or at the time of the REIT conversion (including any increases in the E&P resulting from subsequent IRS audits of years prior to
1999). In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions made by us with respect to the calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income for that year, and any undistributed taxable income from prior periods. We intend to make distributions to our shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from the operating partnership. However, differences in timing between taxable income and cash available for distribution due to, among other things, the seasonality of the lodging industry and the fact that some taxable income will be "phantom" income could require us to borrow funds or to issue additional equity to enable us to meet the 95% distribution requirement (and therefore to maintain our REIT status) and to avoid the nondeductible excise tax. The operating partnership is required to pay (or reimburse us, as its general partner, for) certain taxes and other liabilities and expenses that we incur, including all taxes and liabilities attributable to periods and events prior to the REIT conversion and any taxes that we must pay in the event we fail to qualify as a REIT. In addition, because we are unable to retain earnings (resulting from our distribution requirements), we generally will be required to refinance debt that matures with additional debt or equity. There can be no assurance that any of these sources of funds, if available at all, would be available to meet our distribution and tax obligations.

   Adverse consequences of our failure to qualify as a REIT. If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification is lost. The additional tax burden on us would significantly reduce the cash available for distribution by us to our shareholders. Our failure to qualify as a REIT could reduce materially the value of our common stock and would cause all our distributions to shareholders to be taxable as ordinary income to the extent of our current and accumulated E&P (although, subject to certain limitations under the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions). See "Federal Income Tax Consequences--Federal income taxation of Host Marriott--Failure of Host Marriott to qualify as a REIT." Our failure to qualify as a REIT also would result in a default under the senior notes and the credit facility.

   Our earnings and profits attributable to our "C" corporation taxable years. In order to qualify as a REIT, we cannot have at the end of any taxable year any undistributed E&P that is attributable to one of our taxable years as a "C" corporation. A REIT has until the close of its first taxable year as a REIT in which it has non-REIT E&P to distribute such accumulated E&P. We were required to distribute this E&P prior to the end of 1999 (the first taxable year for which our REIT election will be effective). If we failed to do this, we will be disqualified as a REIT at least for taxable year 1999. We believe that the distributions of non-REIT E&P that we made were sufficient to distribute all of the non-REIT E&P as of December 31, 1999, but there could be uncertainties relating to the estimate of our non-REIT E&P and the value of the Crestline stock that we distributed to our shareholders. Therefore, there can be no assurance that we met this requirement. See "Federal Income Tax Consequences--Federal income taxation of Host Marriott--Requirements for qualification."

   Treatment of leases. To qualify as a REIT, we must satisfy two tests based on our gross income. Rent paid pursuant to the leases will constitute substantially all of our gross income. For the rent paid pursuant to the leases to constitute qualifying income for purposes of the two gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. In addition, the lessees must not be regarded as "related party tenants" (as defined in the Internal Revenue Code). We believe, taking into account the terms of the leases and the expectations that we and the lessees have with respect to the leases, the leases will be respected as leases for federal income tax purposes. There can be no assurance, however, that the IRS will agree with this view. If the leases were not respected as true leases for federal income tax purposes or if the lessees were regarded as our "related party tenants," we would not be able to satisfy either of the two gross income tests applicable to REITs and, as a result, we would lose our REIT status. Accordingly, we would be subject to corporate level income taxation, which would significantly reduce the cash available for distribution to our shareholders. See "Federal Income Tax Consequences--Federal income taxation of Host Marriott--Income tests applicable to REITs."

   Other tax liabilities; our substantial deferred and contingent tax liabilities. Notwithstanding our status as a REIT, we are subject, through our ownership interest in the operating partnership, to certain federal, state and local taxes on our income and property. See "Federal Income Tax Consequences-- Federal income taxation of Host Marriott--General." In addition, we will be subject to tax at the regular corporate rate (currently 35%) upon our share of any gain recognized as a result of any sale by the operating partnership (within the 10-year period beginning on January 1, 1999) of assets, including the hotels, in which interests were acquired by the operating partnership from our predecessor and its subsidiaries as part of the REIT conversion to the extent that such gain existed on January 1, 1999, the first day of our first taxable year as a REIT. We have substantial deferred tax liabilities incurred before we qualified as a REIT that likely will be recognized by us in the next ten years as "built-in gain" under these rules (or by a non-controlled subsidiary), without any corresponding receipt of cash by us from the operating partnership. The operating partnership is obligated under its partnership agreement to pay all such taxes incurred by us, as well as any liabilities that the IRS may assert against us for corporate income taxes for taxable years prior to the time we qualified as a REIT. The non-controlled subsidiaries are taxable "C" corporations and will pay federal and state income tax on their net income at the full applicable corporate rates.

   The operating partnership's failure to qualify as a partnership. We believe that the operating partnership qualifies to be treated as a partnership for federal income tax purposes. No assurance can be provided, however, that the IRS will not challenge the operating partnership's status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were to be successful in treating the operating partnership as an entity that is taxable as a corporation, we would cease to qualify as a REIT because the value of our ownership interest in the operating partnership would exceed 5% of our assets and because we would be considered to hold more than 10% of the voting securities of another corporation. See "Federal Income Tax Consequences--Federal income taxation of Host Marriott-- Asset tests applicable to REITs." Also, the imposition of a corporate tax on the operating partnership would reduce significantly the amount of cash available for distribution to its limited partners. See "Federal Income Tax Consequences--Tax status of the operating partnership" and "--Tax aspects of Host Marriott's ownership of OP Units." Finally, the classification of the operating partnership as a corporation would cause its limited partners to recognize gain (upon the event that causes the operating partnership to be classified as a corporation) at least equal to their "negative capital accounts" (and possibly more, depending upon the circumstances).

                                 CAPITALIZATION

   In the following table we set forth our capitalization as of September 10, 1999 on an historical basis and on a pro forma basis after giving effect to the transactions described under "Pro Forma Financial Information" that occurred subsequent to September 10, 1999, as if such transactions had occurred as of September 10, 1999. The following table should be read in conjunction with our condensed consolidated financial statements and the notes thereto as of September 10, 1999 incorporated by reference in this prospectus and the unaudited pro forma financial information beginning on page 22.

                                                           As of September 10,
                                                                   1999
                                                          ----------------------
                                                                          Pro
                                                          Historical(6) Forma(1)
                                                          ------------- --------
                                                              (unaudited, in
                                                                millions)
Debt:
 Senior notes of the operating partnership
 7 7/8% Series A Senior Notes due 2005..................     $  500      $  500
 7 7/8% Series B Senior Notes due 2008(2)...............      1,193       1,193
 8.45% Series C Senior Notes due 2008(3)................        498         498
 8 3/8% Series E Senior Notes due 2006..................        300         300
 Other senior notes.....................................         47          47
 Mortgage debt..........................................      2,255       2,255
 Bank credit facility(4)................................        250         125
 Other debt.............................................        107         107
                                                             ------      ------
Total debt..............................................      5,150       5,025
                                                             ------      ------
Minority interests(5)...................................        445         446
Company-obligated mandatorily redeemable convertible
 preferred securities of a subsidiary trust whose sole
 assets are the convertible subordinated debentures due
 2026 (QUIPs)...........................................        550         496
Stockholders' equity:
 Class A Cumulative Redeemable Preferred Stock
  (liquidation preference
  $25.00 per share), 4.16 million shares issued and
  outstanding...........................................        100         100
 Class B Cumulative Redeemable Preferred Stock (liquida-
  tion preference
  $25.00 per share), 0 shares and 4 million shares is-
  sued and
  outstanding, historical and pro forma, respectively...        --           96
 Common Stock, $.01 par value per share, 750 million
  shares authorized;
  228.7 million shares and 222.9 million shares issued
  and
  outstanding, historical and pro forma, respectively...          2           2
 Additional paid-in capital.............................      1,875       1,835
 Accumulated other comprehensive income.................          3           3
 Retained deficit.......................................       (755)       (738)
                                                             ------      ------
Total stockholders' equity..............................      1,225       1,298
                                                             ------      ------
Total capitalization....................................     $7,370      $7,265
                                                             ======      ======

--------
(1) Pro forma reflects the net proceeds to us from our issuance of Class B preferred stock and acquisitions, dispositions, repurchases of common stock and QUIPS, redemption of OP Units, a tender offer for partnership units and other financing transactions that occurred subsequent to September 10, 1999. See "Pro Forma Financial Information" beginning on page 22 for further details.
(2) Amount is net of a $7 million discount.
(3) Amount is net of a $2 million discount.
(4) Represents outstanding borrowings under our bank credit facility at September 10, 1999. At that date, an additional $900 million was available under the revolving portion of the bank credit facility subject to the terms and conditions thereof. In the fourth quarter 1999, we repaid $125 million on the term loan portion of the bank credit facility.
(5) Represents (a) approximately 64.9 million and 64.7 million common and preferred OP Units on a historical and pro forma basis, respectively, held by unaffiliated parties which represents approximately 22% of the OP Units outstanding on both a historical and pro forma basis and (b) minority interests in consolidated investments of the operating partnership of $138 million on a historical and pro forma basis.
(6) The staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101 "Revenue Recognition" (SAB 101) in November 1999. SAB 101 discusses factors to consider in determining when contingent revenue should be recognized during interim periods. We have adopted SAB 101 effective January 1, 1999 and have amended our previously filed Form 10-Qs to reflect this change in accounting principle. As a result of the adoption of SAB 101, $339 million of contingent rent previously recognized as revenue during the thirty-six weeks ended September 10, 1999 has been deferred and recognized in subsequent periods of fiscal year 1999. As of December 31, 1999, all of the thresholds were reached and all contingent rent was recognized as revenue. SAB 101 has no impact on our annual revenue recognition, net income or earnings per share. SAB 101 had no effect on 1998 and prior periods as the hotel leases were not in effect prior to the REIT conversion.

                        PRO FORMA FINANCIAL INFORMATION

   In connection with the REIT conversion, substantially all of Host Marriott's and its subsidiaries' assets and liabilities were contributed to and assumed by the operating partnership. The pro forma financial information set forth below is based on Host Marriott's audited consolidated financial statements for the fiscal year ended December 31, 1998 and unaudited financial statements for the thirty-six weeks ended September 10, 1999. We have included below a brief discussion of our conversion to a REIT in order to provide background for some of the adjustments made in the pro forma financial statements.

   A more detailed description of matters related to the REIT conversion is included in our filings that have been incorporated by reference in this prospectus.

The REIT conversion

   During 1998, Host Marriott and its subsidiaries and affiliates consummated a series of transactions intended to enable us to qualify as a REIT for federal income tax purposes. As a result of these transactions, the hotels formerly owned by Host Marriott and its subsidiaries and other affiliates are now owned by the operating partnership and its subsidiaries; the operating partnership and its subsidiaries lease substantially all of these hotels to Crestline, and Marriott International and other hotel operators conduct the day to day management of the hotels pursuant to management agreements with Crestline. We intend to elect to be treated as a REIT for federal income tax purposes effective January 1, 1999. The important transactions comprising the REIT conversion are summarized below.

   Reorganization of lodging assets under the operating partnership. During 1998, Host Marriott reorganized its hotels and certain other assets so that they were owned by the operating partnership and its subsidiaries. Host Marriott and its subsidiaries received a number of OP Units equal to the number of then outstanding shares of Host Marriott common stock, and the operating partnership and its subsidiaries assumed substantially all of the liabilities of Host Marriott and its subsidiaries. As a result of this reorganization and the related transactions described below, we are the sole general partner in the operating partnership and as of September 10, 1999 held approximately 78% of the outstanding OP Units. The operating partnership and its subsidiaries conduct our hotel ownership business. OP Units owned by holders other than us are redeemable at the option of the holder, generally commencing one year after the issuance of their OP Units. Upon redemption of an OP Unit, the holder would receive from the operating partnership cash in an amount equal to the market value of one share of our common stock. However, in lieu of a cash redemption by the operating partnership, we have the right to acquire any OP Unit offered for redemption directly from the holder thereof in exchange for either one share of our common stock or cash in an amount equal to the market value of one share of our common stock.

   Host Marriott did not transfer to the operating partnership and, therefore, the operating partnership does not own, other assets formerly held by Host Marriott and its subsidiaries which principally consist of 31 retirement communities and controlling interests in the entities that currently lease our hotels. Most of these assets currently are owned by Crestline. Crestline became a separate publicly traded company on December 29, 1998 as a result of the spin-off discussed below.

   Acquisitions by the operating partnership. Host Marriott and several of its subsidiaries were the sole general partners of eight publicly-traded limited partnerships and four private partnerships. We obtained ownership of substantially all of the limited partnership interests in these partnerships during 1998 and 1999. These partnerships owned or controlled 28 properties with approximately 17,000 rooms. Prior to our acquisition of these partnerships, we consolidated 15 of these 28 properties for financial accounting purposes.

   As part of the REIT conversion, the operating partnership, directly and through its subsidiaries, acquired substantially all of the partnership interests in these public and private partnerships which it did not already own in exchange for approximately 26 million OP Units. Through February 1, 2000, approximately 8.5 million of these

OP Units had been converted into shares of our common stock. Additionally, approximately 0.3 million of these OP Units were exchanged for notes of the operating partnership with an aggregate principal amount of approximately $3 million. In connection with the operating partnership's issuance of OP Units to acquire the public and private partnerships referred to above and the OP Units issued in the Blackstone acquisition discussed below, the operating partnership issued to parties other than Host Marriott and its subsidiaries a total of approximately 73.5 million common OP Units, of which approximately 64.0 million were outstanding as of February 1, 2000. Currently, substantially all of the remaining outstanding OP Units are redeemable.

   In addition to the partnerships discussed above, we own controlling interests in private partnerships which we consolidate for financial accounting purposes. Certain of the minority partners in these partnerships were granted the right to exchange their interests in these partnerships for OP Units, subject to certain conditions. We estimate that approximately 11 million OP Units could be issued at various points in time in the event that all such minority partners were to elect to exchange their partnership interests.

   On December 30, 1998, the operating partnership acquired from The Blackstone Group, a Delaware limited partnership, and a series of funds controlled by affiliates of Blackstone Real Estate Partners, which we refer to together as the Blackstone Entities, ownership of, or a controlling interest in, twelve upscale and luxury full-service hotels in the U.S., a mortgage loan secured by a thirteenth hotel and certain other assets. As of February 1, 2000, the Blackstone Entities owned approximately 47 million OP Units which represented 16% of the OP Units outstanding as of that date. The Blackstone hotel portfolio consisted of two Ritz-Carlton, two Four Seasons, one Grand Hyatt, three Hyatt Regency and four Swissotel properties. John G. Schreiber, co-chairman of Blackstone Real Estate Partners' investment committee, is a member of our board of directors.

   On June 29, 1999, the operating partnership completed a merger transaction in which it acquired the general and limited partnership interests of two private partnerships that owned the remaining 6.1% partnership interests in Times Square Marquis Hotel, L.P. not already owned by the operating partnership. In the merger transaction, the partners of the two private partnerships received approximately 585,000 Series TS cumulative redeemable preferred OP Units in exchange for their general and limited partnership interests in the two private partnerships. The Series TS cumulative redeemable preferred OP Units had a deemed aggregate value of approximately $7.4 million as of the date of the merger transaction. One year from the date of issuance, the cumulative redeemable preferred OP Units are convertible into common OP Units which are in turn redeemable for cash or, at our option, for shares of our common stock on the same terms as the common OP Units described above. In addition, following the merger transaction, the operating partnership repaid a total of approximately $5.9 million of indebtedness of the two private partnerships that it assumed in the merger transaction.

   In December 1999, the operating partnership completed a transaction in which one of its subsidiaries acquired the general and limited partnership interests of Hopewell Group, Ltd., a Georgia limited partnership, whose assets primarily consist of the remaining 5.1% partnership interests in Ivy Street Hotel Limited Partnership not currently owned by the operating partnership and its subsidiaries. Ivy Street, indirectly through HMA Realty Limited Partnership, owns the Atlanta Marriott Marquis hotel. In the transaction, the Hopewell Group partners received in the aggregate approximately 26,000 Series AM cumulative redeemable preferred OP Units and approximately $0.8 million in cash in exchange for their general and limited partnership interests in the Hopewell Group partnership. The Series AM preferred OP Units had a deemed aggregate value of approximately $0.2 million as of the date of the transaction. One year from the date of issuance, the Series AM preferred OP Units will be convertible into common OP Units. The holder may redeem the common OP Units for cash or, at our option, for shares of common stock on a one-for-one basis (subject to adjustment).

   Contribution of assets to non-controlled subsidiaries. In connection with the REIT conversion, two taxable corporations were formed in which the operating partnership owns approximately 95% of the economic interest but none of the voting interest. We refer to these two subsidiaries as the non-controlled subsidiaries.

The non-controlled subsidiaries hold various assets which were originally contributed by Host Marriott and its subsidiaries to the operating partnership, but whose direct ownership by the operating partnership or its other subsidiaries would jeopardize our status as a REIT and the operating partnership's status as a partnership for federal income tax purposes. These assets primarily consist of interests in certain partnerships or other interests in hotels which are not leased, and certain furniture, fixtures and equipment--also known as FF&E--used in the hotels and certain international hotels. The operating partnership has no control over the operation or management of the hotels or other assets owned by the non-controlled subsidiaries. The Host Marriott Statutory Employee/Charitable Trust acquired all of the voting common stock of each non-controlled subsidiary, representing, in each case, the remaining approximately 5% of the total economic interests in each non-controlled subsidiary. The beneficiaries of the Employee/Charitable Trust are a trust formed for the benefit of certain of our employees and the J. Willard and Alice S. Marriott Foundation.

   Leases of hotels. Under current federal income tax law, REITs are restricted in their ability to derive revenues from the operation of hotels. However, they can derive rental income by leasing hotels. Therefore, the operating partnership and its subsidiaries lease virtually all of their hotel properties to subsidiaries of Crestline. The lessees pay rent to the operating partnership and its subsidiaries generally equal to the greater of (1) a specified minimum rent or (2) rent based on specified percentages of different categories of aggregate sales at the relevant hotels. Generally, there is a separate lessee for each hotel property or there is a separate lessee for each group of hotel properties that has separate mortgage financing or has owners in addition to the operating partnership and its wholly owned subsidiaries. The lessees for all but four of our hotels are wholly owned subsidiaries of Crestline, formed as limited liability companies, each of whose purpose is limited to acting as lessee under an applicable lease. The limited liability company agreement for each Crestline lessee provides that Crestline will have full control over the management of the business of the lessee, except with respect to certain decisions for which the consent of other members or the hotel manager will be required. In addition, although the Crestline lessees are wholly owned subsidiaries of Crestline, Marriott International or its appropriate subsidiary has a non-economic voting interest on certain matters pertaining to hotels which are managed by Marriott International or its subsidiaries.

   Our leases have remaining terms ranging from two to ten years, subject to earlier termination upon the occurrence of contingencies that are specified in the leases. We may elect to purchase each of the leases either upon a sale of a hotel to a third party or upon the occurrence of certain changes in tax law (including the tax law changes discussed in "Federal Income Tax Consequences"), for a purchase price equal to the fair rental value of the lessee's interest in the lease over the remaining term of such lease. Effective November 15, 1999, we amended substantially all of our leases with Crestline to give Crestline the right to renew each of these leases for up to four additional terms of seven years each at a fair rental value, to be determined either by agreement between us and Crestline or through arbitration at the time the renewal option is exercised. Crestline is under no obligation to exercise these renewal options, and we have the right to terminate the renewal options during certain time periods specified in the amendments. In addition, the amendments provide that the fair rental value payable by us to Crestline in connection with the purchase of a lease as described above does not include any amounts relating to any renewal period.

   Prior to the REIT conversion, our hotels were managed by Marriott International and other hotel operating companies pursuant to hotel management agreements. In connection with the REIT conversion, these management agreements were assigned to the lessees for the term of the applicable leases. Each of the management agreements provides for base and incentive management fees, plus reimbursement of certain costs. So long as the leases are in effect, such fees and cost reimbursements are the primary obligation of the lessees and not the operating partnership or its subsidiaries, although the operating partnership or its subsidiaries remain liable under the management agreements to the extent such fees and reimbursements are not paid by the lessees. The operating partnership retains contingent liability under the management agreements for all other obligations in the event that the lessees do not perform and also remains primarily liable for certain obligations under the management agreements.

   Crestline's spin-off and other stockholder distributions. As part of the REIT conversion, Host Marriott made taxable distributions to its stockholders in which they received, for each share of common stock, (1) one-tenth of one share of common stock of Crestline and (2) either $1.00 in cash or 0.087 share of our common stock, at the election of the stockholder. The aggregate value of the Crestline common stock, our common stock and cash distributed to stockholders of Host Marriott was approximately $510 million.

Pro forma adjustments

   Our pro forma financial information reflects various transactions effected as part of, or contemporaneously with, the REIT conversion and other 1999 and 1998 transactions, acquisitions and dispositions consummated by us and financing transactions and other transactions relating to the REIT conversion.

   Our unaudited pro forma statements of operations reflect the transactions described below for the fiscal year ended December 31, 1998 and the first three quarters 1999 as if those transactions had been completed at the beginning of the periods presented. Our unaudited pro forma statements of operations which we present below include only income from continuing operations and therefore exclude the operations of the discontinued senior living business which were included as part of the Crestline distribution. Additionally, we and Marriott International have reached a non-binding understanding to resolve certain pending litigation involving six limited partnerships.

   The pro forma financial statements reflect the following acquisitions, dispositions and other activities that are not related to the REIT conversion:

1999 transactions

  . Fourth quarter repurchases of 5.8 million shares of our common stock and
    1.1 million QUIPs (which are convertible into approximately 3.5 million shares of our common stock) for an aggregate consideration of approximately $86 million

  . Fourth quarter repayment of $125 million on a term loan entered into as part of our bank credit facility

  . December acquisition of the outstanding interests in Hopewell Group, Ltd.
    in exchange for preferred OP Units and cash

  . Fourth quarter redemption of approximately 299,000 OP Units for cash of approximately $3 million

  . November issuance of Class B preferred stock

  . Third quarter prepayment on mortgages of two hotels

  . August issuance of Class A preferred stock

  . July refinancing of the mortgages on eight hotels

  . June acquisition of two private partnerships which owned minority interests in the New York Marriott Marquis Hotel in exchange for preferred OP Units and the assumption and repayment of certain indebtedness of the two private partnerships

  . April refinancing of the mortgage on the New York Marriott Marquis Hotel

  . February issuance of Series D senior notes and their subsequent exchange for Series E senior notes

  . Disposition of five hotels

1998 transactions

  . December acquisition of properties and other assets from the Blackstone
    Entities

  . December issuance of Series C senior notes

  . August issuance of Series A senior notes and Series B senior notes and retirement of previously outstanding senior notes

  . Acquisition of, or purchase of controlling interests in, eleven hotels

  . Purchase of minority interests in two hotels

  . Disposition of two hotels

   All of the above transactions except for the issuance of Class B preferred stock, the acquisition of Hopewell Group Ltd. and its corresponding indirect interest in one hotel, the repurchase of common stock and QUIPs during the fourth quarter of 1999, the repayment of the term loan, the redemption of OP Units for cash and the disposition of three hotels are already reflected in our consolidated balance sheet as of September 10, 1999 and, therefore, no pro forma adjustments for these transactions were necessary in the unaudited pro forma balance sheet.

   The pro forma statements of operations reflect the following transactions effected as part of, or contemporaneously with, the REIT conversion, all of which are reflected in the historical balance sheet as of September 10, 1999:

  . 1998 contribution of assets and liabilities to the non-controlled subsidiaries, including the sale of certain FF&E to the non-controlled subsidiaries

  . 1998 acquisitions of eight publicly-traded partnerships in exchange for OP Units

  . 1998 acquisition of minority interests in four private partnerships in exchange for OP Units

  . 1998 lease of substantially all of our hotel properties to Crestline and conversion of revenues and certain operating expenses to rental income

  . 1998 adjustment to remove deferred taxes and the impact on the tax provision resulting from the change in tax status related to the REIT conversion

  . 1999 special dividend to our shareholders of either 0.087 share of our common stock or $1.00 in cash per share of our common stock, at the election of each shareholder

  . l998 sale of an investment in a subsidiary to Crestline

   Our unaudited pro forma financial statements do not purport to represent what our results of operations or financial condition would actually have been if these transactions had in fact occurred at the beginning of the periods presented, or to project our results of operations or financial condition for any future period.

   Our unaudited pro forma financial statements are based upon available information and upon assumptions and estimates, some of which are set forth in the notes to the unaudited pro forma financial statements, that we believe are reasonable under the circumstances. The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus.

                       UNAUDITED PRO FORMA BALANCE SHEET
                               September 10, 1999
                      (in millions, except share amounts)

                                        A         B          C           D            E

                            Host    Preferred
                          Marriott    Stock     Debt                             Stock/QUIPs  Pro
                         Historical Offering  Repayment Acquisition Dispositions Repurchases Forma
                         ---------- --------- --------- ----------- ------------ ----------- ------
ASSETS
Property and equipment,
 net....................   $7,221     $--       $ --       $  1        $(132)       $--      $7,090
Notes and other
 receivables, net.......      244      --         --        --           --          --         244
Rent receivable.........       63      --         --        --           --          --          63
Investments in
 affiliates.............       48      --         --        --           --          --          48
Other assets............      464      --         --        --            (3)        --         461
Cash and cash
 equivalents............      290       96       (125)       (1)         151         (89)       322
                           ------     ----      -----      ----        -----        ----     ------
                           $8,330     $ 96      $(125)     $--         $  16        $(89)    $8,228
                           ======     ====      =====      ====        =====        ====     ======
LIABILITIES AND EQUITY
Debt....................   $5,150     $--       $(125)     $--         $ --         $--      $5,025
Accounts payable and
 accrued expenses.......      143      --         --        --           --          --         143
Deferred income taxes...       96      --         --        --           --          --          96
Deferred rental
 revenue................      339      --         --        --            (5)        --         334
Other liabilities.......      382      --         --        --             4           4        390
                           ------     ----      -----      ----        -----        ----     ------
Total liabilities.......    6,110      --        (125)      --            (1)          4      5,988
Minority interests......      445      --         --        --           --            1        446
Convertible preferred
 securities of
 subsidiary trust
 (QUIPs)................      550      --         --        --           --          (54)       496
Equity
Class A preferred
 stock..................      100      --         --        --           --          --         100
Class B preferred
 stock..................      --        96        --        --           --          --          96
Common stock............        2      --         --        --           --          --           2
Additional paid-in
 capital................    1,875      --         --        --           --          (40)     1,835
Accumulated other
 comprehensive income...        3      --         --        --           --          --           3
Retained deficit........     (755)     --         --        --            17         --        (738)
                           ------     ----      -----      ----        -----        ----     ------
                           $8,330     $ 96      $(125)     $--         $  16        $(89)    $8,228
                           ======     ====      =====      ====        =====        ====     ======

           See Notes to the Unaudited Pro Forma Financial Statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                Fiscal Year 1998
                    (in millions, except per share amounts)

                               F        G       H       I/U       J       L        M         N      P/R     K/O       Q

                                                       Debt
                                                     Issuance,  Non-
                     Host    Black-                   Repay-    Con-    Public           Earnings  Other           Income
                   Marriott  stone    1998            ment &   trolled Partner- Private  & Profits  REIT   Lease     Tax
                   Histor-   Acqui-  Acqui-  Dispo-   Refin-   Subsid-   ship    Part-   Distrib-  Activ- Conver-  Adjust-  Pro
                     ical    sition  sitions sitions  ancing   iaries  Mergers  nerships   ution   ities   sion     ment   Forma
                   --------  ------  ------- ------- --------- ------- -------- -------- --------- ------ -------  ------- ------
REVENUE
Rental
 revenues.......   $   --    $ --     $--     $ --     $--      $--     $ --      $--      $--      $--   $ 1,240   $--    $1,240
Hotel sales.....     3,442     459     116     (116)    --       (73)     223      --       --       --    (4,051)   --       --
Net gains
 (losses) on
 property
 transactions...        57     --      --       (53)    --       --       --       --       --       --       --     --         4
Interest
 income.........        51     (13)    (16)      (1)    --         4        1      --        (4)     --         6    --        28
Other revenues..        14     --      --       --      --        (3)     --       --       --       --       --     --        11
                   -------   -----    ----    -----    ----     ----    -----     ----     ----     ----  -------   ----   ------
Total revenues..     3,564     446     100     (170)    --       (72)     224      --        (4)     --    (2,805)   --     1,283
                   -------   -----    ----    -----    ----     ----    -----     ----     ----     ----  -------   ----   ------
EXPENSES
Hotels..........    (2,824)   (382)    (98)      95     --        55     (194)      (2)     --       --     2,761    --      (589)
Minority
 interest.......       (52)    --       (1)     --      --         4       26        1      --       (29)     --     --       (51)
Corporate
 expenses.......       (50)    --      --        (1)    --         1      --       --       --       --       --     --       (50)
REIT conversion
 expenses.......       (64)    --      --       --      --       --       --       --       --        64      --     --       --
Interest
 expense........      (335)    (39)     (1)     --      (37)       7      (29)     --       --       --       --     --      (434)
Dividends on
 QUIPs..........       (37)    --      --       --        4      --       --       --       --       --       --     --       (33)
Other...........       (28)    --      --       --      --         2      --       --       --       --       --     --       (26)
                   -------   -----    ----    -----    ----     ----    -----     ----     ----     ----  -------   ----   ------
Income (loss)
 before income
 taxes..........       174      25     --       (76)    (33)      (3)      27       (1)      (4)      35      (44)   --       100
Benefit
 (provision) for
 income taxes...        20     (10)    --        30      13        3      (11)     --         1      (14)      18    (55)      (5)
                   -------   -----    ----    -----    ----     ----    -----     ----     ----     ----  -------   ----   ------
Income from
 continuing
 operations.....       194   $  15    $--     $ (46)   $(20)    $--     $  16     $ (1)    $ (3)    $ 21  $   (26)  $(55)  $   95
                             =====    ====    =====    ====     ====    =====     ====     ====     ====  =======   ====   ======
Less:
Dividends on
 Class A
 preferred
 stock(S).......       --                                                                                                     (10)
Dividends on
 Class B
 preferred
 stock(S).......       --                                                                                                     (10)
                   -------                                                                                                 ------
Income from
 continuing
 operations
 available
 to common
 shareholders(S).. $   194                                                                                                 $   75
                   =======                                                                                                 ======
Basic earnings
 per share from
 continuing
 operations
 available
 to common
 shareholders(T).. $  0.90                                                                                                 $ 0.34
                   =======                                                                                                 ======

           See Notes to the Unaudited Pro Forma Financial Statements

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
               For the thirty-six weeks ended September 10, 1999
                    (in millions, except per share amounts)

                                                     H           I/U

                                  Host Marriott                 Debt      Pro
                                   Historical   Dispositions Refinancing Forma
                                  ------------- ------------ ----------- ------
REVENUE
Rental revenues.................     $  546         $ (7)       $--      $  539
Net gains on property
 transactions...................         16          (13)        --           3
Interest income.................         26          --          --          26
Other revenues..................         10          --          --          10
                                     ------         ----        ----     ------
Total revenues..................        598          (20)        --         578
                                     ------         ----        ----     ------
EXPENSES
Hotels..........................       (383)           5         --        (378)
Minority interest (benefit).....         21          --          --          21
Corporate expenses..............        (22)         --          --         (22)
Interest expense................       (298)         --            6       (292)
Dividends on QUIPs..............        (26)         --            3        (23)
Other...........................        (10)         --          --         (10)
                                     ------         ----        ----     ------
Income (loss) from continuing
 operations.....................       (120)        $(15)       $  9       (126)
                                                    ====        ====
Less:
Dividends on Class A preferred
 stock (S)......................         (1)                                 (7)
Dividends on Class B preferred
 stock (S)......................        --                                   (7)
                                     ------                              ------
Income from continuing
 operations available to common
 shareholders (S)...............     $ (121)                             $ (140)
                                     ======                              ======
Basic earnings per share from
 continuing operations available
 to common shareholders (T).....     $(0.53)                             $(0.63)
                                     ======                              ======

           See Notes to the Unaudited Pro Forma Financial Statements

Notes To Unaudited Pro Forma Financial Statements

   A. Represents the adjustment to record the issuance of 4 million shares of Class B preferred stock.

    . Record net cash proceeds of $96 million

    . Record preferred stock of $100 million, net of $4 million of transaction costs

   B. Represents the adjustment to pay down $125 million in the fourth quarter 1999 of the outstanding balance on the term loan entered into as a part of our bank credit facility with the proceeds from the issuance of the Class A preferred stock and proceeds from the sale of The Boston Ritz-Carlton.

   C. Represents the adjustment to record the December acquisition of the minority partners' interest in the Atlanta Marriott Marquis, with an increase in property of approximately $1 million, and the payment of approximately $0.8 million in cash and the issuance of approximately 26,000 preferred OP Units.

   D. Represents the adjustment to record the fourth quarter sales of Marriott's Grand Hotel and Golf Resort, The Boston Ritz-Carlton and the El Paso Marriott.

    . Record the decrease in property and equipment of $132 million

    . Record the decrease in other assets of $3 million

    . Record the increase in other liabilities of $4 million for the taxes owed on the gain

    . Record the increase in cash for the sale proceeds of $151 million

    . Record the increase in equity of $17 million from the gain on disposition, net of tax

   E. Represents the adjustment to record the fourth quarter repurchases of 5.8 million of the outstanding shares of our common stock and 1.1 million QUIPs convertible into approximately 3.5 million shares of common stock for an aggregate cost of approximately $86 million as well as the fourth quarter redemption of approximately 299,000 OP Units issued in connection with the Blackstone acquisition and the REIT conversion for $3 million.

   F. Represents the adjustment to record the historical revenues, operating expenses, interest expense, and income taxes and to reduce interest income associated with the Blackstone acquisition.

   G. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense and to reduce interest income associated with the 1998 acquisition of, or purchase of controlling interests in, 11 full-service hotels.

   H. Represents the adjustment to reduce the historical revenues, operating expenses and income taxes and to reduce interest income for the 1998 sale of the New York Marriott East Side and the Napa Valley Marriott, and the 1999 sale of the Minneapolis/Bloomington Airport Marriott, the Saddle Brook Marriott, Marriott's Grand Hotel and Golf Resort, The Boston Ritz-Carlton and the El Paso Marriott, including the elimination of the non-recurring gains on the sales totalling $50 million and related taxes of $20 million in fiscal year 1998 and the $13 million net gain in the first three quarters of 1999.

   I. Represents the adjustment to record interest expense and related amortization of deferred financing fees, reduce interest income, and to record income taxes as a result of the issuance of the Series A senior notes, the Series B senior notes, the Series C senior notes, the Series D senior notes (subsequently exchanged for Series E senior notes), the refinancing of the New York Marriott Marquis and the repayment or refinancing of the various mortgages, the old Host Marriott credit facility, the new credit facility and subsequent paydowns thereof, and outstanding senior notes. The adjustment excludes the extraordinary loss of $148 million, net of taxes, resulting from the write-off of deferred financing fees and the payment of bond tender and consent fees related to the outstanding senior notes which were repurchased.

   The following table represents the adjustment to interest expense, including amortization of deferred financing fees, for the following periods:

                                                                   First Three
                                                       Fiscal Year  Quarters
                                                          1998        1999
                                                       ----------- -----------
Series A and Series B senior notes....................    $(86)       $--
New bank credit facility..............................       2          12
Series C senior notes.................................     (40)        --
Series D senior notes.................................     (26)        --
Old senior notes......................................      72         --
Old credit facility...................................       2         --
Debt repaid, refinanced or acquired with proceeds of
 Series C senior notes................................      17         --
Debt repaid, refinanced, or acquired with proceeds of
 Series D senior notes................................      24         --
New York Marriott Marquis refinancing.................       4          (4)
Debt refinanced for eight hotel properties............      (8)         (6)
Prepayments on mortgages for two hotel properties.....       2           4
                                                          ----        ----
                                                          $(37)       $  6
                                                          ====        ====

   J. Represents the adjustment to eliminate revenues, operating expenses, minority interest, interest expense, corporate expenses, income taxes and interest income of the non-controlled subsidiaries and to include our share of their income as equity in earnings of affiliates.

   K. Represents the adjustment to reduce depreciation expense by $8 million for fiscal year 1998 related to certain furniture and equipment sold to the non-controlled subsidiaries, record interest income of approximately $1 million for fiscal year 1998 earned on the $15 million of 8.75% notes issued to us by the non-controlled subsidiaries and as a result of the sale of the furniture and equipment reduce lease payments to us from the lessees.

   L. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, interest income and income taxes associated with the publicly-traded partnerships, including three partnerships not previously consolidated.

   M. Represents the adjustment to record additional depreciation expense and the decrease in minority interest expense related to the purchase of the remaining minority interests in the private partnerships.

   N. Represents the adjustment to reduce interest income and related income tax expense for the $73 million cash payment made as part of the Special Dividend to shareholders of Host Marriott.

   O. Represents the adjustment to remove hotel revenues of $4,051 million and management fees and other expenses of $2,753 million for fiscal year 1998, and to record rental revenues associated with the leasing of substantially all of our hotel properties to Crestline and interest income of $6 million for fiscal year 1998 earned on the $95 million in 5.12% notes issued to us by Crestline and one of the non-controlled subsidiaries. Rental revenues under the leases are based on the greater of percentage rent or minimum rent. Total rent in the pro forma statements of operations is calculated based on the historical gross sales of the property and the negotiated rental rates and thresholds by property as if the leases were entered into on the first day of fiscal year 1998. There are generally three sales categories utilized in the rent calculation: rooms, food and beverage, and other. For rooms and food and beverage, there generally are three tiers of rent with two thresholds, while the other category generally has one tier of rent with no threshold. The percentage rent thresholds are increased annually on the first day of each year after the initial lease year based on a blended increase of the consumer price index and a wage and benefit index. In December 1999, the Commission released Staff Accounting Bulletin (SAB) 101 which codifies the staff's position on revenue recognition. Specifically, the portion of rental income based on percentage rent would be deferred until all contingencies have been resolved. We adopted SAB 101 effective January 1, 1999 and have amended all our previously filed Form 10-Qs to reflect the change in accounting policy. Historical and pro forma rental revenues recognized and income available to common shareholders from continuing operations for third quarter 1999 reflect a deferral of $339 million in contingent rent which is shown on the balance sheet as deferred rental revenue. The adoption of SAB 101 has no effect on full year results of operations.

   P. Represents the adjustment to record minority interest expense related to amendments made to partnership agreements and the minority interest expense related to the 22% outside limited partner interests in the operating partnership in connection with the REIT conversion.

   Q. Represents the adjustment to the income tax provision to reflect the REIT conversion.

   R. Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT conversion of $64 million.

   S. The historical income (loss) from continuing operations available to common shareholders was $194 million and $(121) million for fiscal year 1998 and through the third quarter of 1999, respectively. On a pro forma basis, income (loss) from continuing operations available to common shareholders would be $75 million and $(140) million for fiscal year 1998 and through the third quarter of 1999, respectively (reflecting the adjustment to record dividends on the Class A preferred stock and the Class B preferred stock).

   T. The historical weighted average common shares outstanding was 216.3 million and 227.7 million for fiscal year 1998 and first three quarters of 1999, respectively. On a pro forma basis weighted average common shares outstanding for fiscal year 1998 and first three quarters of 1999 would be
219.0 and 221.9 million, respectively, to reflect shares issued in conjunction with the REIT conversion.

   U. Represents the adjustment to reduce the dividends on the QUIPs of $4 million for fiscal year 1998 and $3 million for first three quarters 1999 related to the repurchase of 1.1 million QUIPs, referred to in footnote E.

                             REDEMPTION OF OP UNITS
General

   Each holder of OP Units issued in connection with the ground lease adjustment described under "Prospectus Summary--The offering," may, subject to specified limitations, require that the operating partnership redeem units held by such holder. If we do not assume the operating partnership's obligation to redeem the OP Units, upon redemption the holder of OP Units will receive cash from the operating partnership in an amount equal to the market value of the OP Units to be redeemed. The market value of an OP Unit for this purpose will be equal to the average of the closing prices, regular way (or, if no sale takes place, the average of the closing bid and asked prices) of a share of our common stock for the ten consecutive trading days before the day on which the redemption notice was received by the operating partnership. The partnership agreement of the operating partnership provides that if trading information is not available, the market value of an OP Unit will be determined based on the amount that a holder of one OP Unit would receive if the assets of the operating partnership were sold, its liabilities were then satisfied, and the remainder was then distributed to the holders of OP Units in accordance with the partnership agreement.

   We have the right, however, to assume directly and satisfy the redemption right of a holder of OP Units by issuing our common stock or cash in exchange for any OP Units tendered for redemption. We will make the determination whether to pay cash or issue common stock each time OP Units are tendered for redemption. With each redemption, our interest in the operating partnership will increase. Upon redemption, the holder of OP Units will no longer be entitled to receive distributions with respect to the OP Units redeemed. If OP Units are redeemed for common stock, the holder of OP Units will have rights as a shareholder from the time the common stock is acquired.

   A holder of OP Units must notify the operating partnership and us of the holder's desire to require the operating partnership to redeem OP Units by sending a notice in the form attached as an exhibit to the operating partnership's partnership agreement, a copy of which we can provide to you upon request. The holder must request the redemption of at least 1,000 OP Units or all of the OP Units held by such holder, if less. The redemption generally will occur on the tenth business day after the notice is delivered by the holder, except that no redemption or exchange can occur if the delivery of common stock upon redemption would be prohibited under the provisions of our charter designed to protect our REIT qualification or under applicable federal or state securities laws.

Federal income tax consequences of redemption

   The following discussion summarizes the material federal income tax consequences that may be relevant to a holder of OP Units who desires to have OP Units redeemed.

   Tax treatment of a redemption of OP Units. If we assume and perform the operating partnership's redemption obligation, the redemption will be treated as a sale of OP Units by the holder at the time of the redemption. The sale will be fully taxable to the holder in an amount equal to the sum of the cash or the value of the common stock received in the exchange plus the amount of the operating partnership nonrecourse liabilities allocable to the redeemed OP Units at the time of the redemption.

   If we do not elect to assume the obligation to redeem OP Units, the operating partnership will redeem the OP Units for cash. If the operating partnership redeems OP Units for cash that we contribute to the operating partnership to effect the redemption, the redemption likely would be treated for tax purposes as a sale of the OP Units in a fully taxable transaction, although the matter is not free from doubt. In that event, the holder would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of the operating partnership's nonrecourse liabilities allocable to the redeemed OP Units at the time of the redemption.

   If the operating partnership redeems all of a holder's OP Units for cash that is not contributed by us to effect the redemption, the tax consequences would be the same as described in the previous paragraph. If the operating partnership redeems less than all of a holder's OP Units, however, the holder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of the operating partnership's nonrecourse liabilities allocable to the redeemed OP Units, exceeded the holder's adjusted basis in all of the holder's OP Units immediately before the redemption.

   Tax treatment of a sale of OP Units. If an OP Unit redemption is treated as a sale of OP Units, the determination of gain or loss will be based on the difference between the amount realized for tax purposes and the tax basis in the OP Units. See "Basis of OP Units" below. The "amount realized" will be measured by the sum of the cash and fair market value of common stock or other property received plus the portion of the operating partnership's nonrecourse liabilities allocable to the OP Units sold. To the extent that this amount exceeds the holder's basis in the OP Units, the holder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the amount of cash and the value of common stock or any other property received upon the disposition.

   Except as described below, any gain recognized upon a sale or other disposition of OP Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized attributable to a holder's share of "unrealized receivables" of the operating partnership exceeds the holder's basis attributable to those assets, the excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in the operating partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the operating partnership had sold its assets at their fair market value at the time of the transfer of OP Units.

   For individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than 12 months is 20%. Net capital gain from the sale of an asset held 12 months or less is subject to tax at the applicable rate for ordinary income. It should be noted that the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions not otherwise recaptured as ordinary income under existing depreciation recapture rules. Although this rule does not currently apply to a redemption of OP Units, the IRS has proposed regulations that, if finalized, would apply this rule to a redemption of OP Units, effective on the date the regulations become final. If the proposed regulations are finalized, any gain on the disposition of an OP Unit held for more than 12 months would be treated partly as gain from the sale of a long-term capital asset and partly as gain from the sale of depreciable real property. This potential new rule would not apply to the disposition of OP Units held 12 months or less.

   Basis of OP Units. In general, a holder who received OP Units in exchange for a contribution of property had an initial tax basis in the OP Units equal to the holder's basis in the contributed property. A holder's initial basis generally is increased by the holder's share of the operating partnership's taxable income and increases in the holder's share of the liabilities of the operating partnership, including any increase in the holder's share of nonrecourse liabilities. A holder's initial basis generally is decreased, but not below zero, by the holder's share of the operating partnership's distributions, decreases in the holder's share of liabilities of the operating partnership, including nonrecourse liabilities, the holder's share of losses of the operating partnership, and the holder's share of nondeductible expenditures of the operating partnership that are not chargeable to capital.

   Potential application of the disguised sale rules to a redemption of OP Units. There is a risk that if OP Units are redeemed, particularly if they are redeemed within two years of when they were issued, the IRS might contend that the original transaction pursuant to which the OP Units were issued should be treated as a "disguised sale" of property. Under the IRS's disguised sale rules, unless an exception applies, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner may be treated as a sale, in whole or in part, of the property by the partner to the partnership. If money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

              COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON STOCK

   The information below highlights a number of the significant differences between the operating partnership and Host Marriott, and differences in certain legal rights associated with the ownership of OP Units and shares of common stock. This discussion is intended to assist holders of OP Units in understanding how their investment will be changed if they receive shares of common stock in connection with a redemption of OP Units. This discussion is summary in nature and does not constitute a complete discussion of these matters.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                       Form of Organization, Purpose and Assets

The operating partnership is a Delaware      Host Marriott is a Maryland corporation and
limited partnership. The sole general        is the sole general partner of the
partner of the operating partnership is      operating partnership. The purpose of Host
Host Marriott. The purpose of the operating  Marriott is to engage in any lawful act or partnership is to conduct any business that  activity for which corporations may be
may be lawfully conducted by a limited       organized under the Maryland General
partnership under the Delaware Revised       Corporation Law. However, Host Marriott
Limited Partnership Act, provided that such  will make an election to be taxed as a REIT
business is conducted in such a manner as    under the Internal Revenue Code effective
to permit Host Marriott at all times to be   for 1999 and intends to maintain its
qualified as a REIT under the Internal       qualification as a REIT. Host Marriott's
Revenue Code. The operating partnership and  only significant asset is its interest in
its subsidiaries own 122 full-service        the operating partnership and consequently
hotels operating primarily under the         an indirect investment in the hotels owned
Marriott, Ritz-Carlton, Four Seasons,        by the operating partnership and its
Swissotel and Hyatt brand names. The         subsidiaries.
operating partnership seeks to invest in a
real estate portfolio primarily consisting
of upscale and luxury full-service hotels.

  The operating partnership is a Delaware limited partnership formed to own a portfolio of upscale and luxury full-service hotels currently comprised of 122 hotels. Host Marriott is a Maryland corporation formed to hold general and limited partner interests in the operating partnership and to serve as its general partner.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                             Length and Type of Investment

The operating partnership was formed on      Host Marriott has a perpetual term and
April 15, 1998 and its term will expire on   intends to continue its operations for an
December 31, 2098, unless dissolved earlier  indefinite time period. To the extent Host
as provided in its partnership agreement.    Marriott sells or refinances its assets,
Events which cause the dissolution of the    the net proceeds therefrom will generally
operating partnership include: (i) the       be retained by Host Marriott (through the
withdrawal of Host Marriott as general       operating partnership) for working capital
partner without the permitted transfer of    and other general purposes, including new
Host Marriott's interest to a successor      investments, rather than being distributed,
general partner (except in specified         except to the extent distributions thereof
limited circumstances); (ii) the entry of a  must be made to permit Host Marriott to
decree of judicial dissolution of the        qualify as a REIT for tax purposes.
operating partnership pursuant to the
provisions of the Delaware Revised Limited
Partnership Act; (iii) the entry of a
final, non-appealable order for relief in a
bankruptcy proceeding of the general
partner, or the entry of a final non-
appealable judgment ruling that the general
partner is bankrupt or insolvent (except
that, in either such case, in specified
circumstances the limited partners (other
than Host Marriott) may vote to continue
the operating partnership and substitute a
new general partner in place of Host
Marriott); or (iv) on or after December 31,
2058, on election by Host Marriott, in its
sole and absolute discretion. The operating
partnership has no specific plans for
disposition of the assets it currently
holds or that may be subsequently acquired.
To the extent the operating partnership
sells or refinances its assets, the net
proceeds therefrom will generally be
retained by the operating partnership for
working capital and other general purposes,
including new investments, rather than
being distributed to its partners
(including Host Marriott), except to the
extent distributions thereof must be made
to permit Host Marriott to qualify as a
REIT for tax purposes.

  The operating partnership is a finite life entity and was formed as an operating company to hold ownership interests in many hotels and to acquire additional hotels and reinvest its cash from operations to the extent it is not required to be distributed to permit Host Marriott to qualify as a REIT for tax purposes. Host Marriott is an infinite life entity formed to hold general and limited partnership interests in the operating partnership and function as the sole general partner of the operating partnership.

                                       Liquidity

Each holder of OP Units has the right to     The shares of common stock received in
redeem such OP Units. Upon redemption, such  connection with the redemption of OP Units
holder of OP Units will receive either       will be freely transferable, except for
shares of common stock or the cash           shares of common stock held by our
equivalent thereof in exchange for such OP   affiliates. The shares of common stock are
Units, at our election. A holder of OP       listed on the New York Stock Exchange. A
Units may, in specified circumstances,       public market currently exists for the
transfer his OP Units.                       shares of common stock. The breadth and
                                             strength of the market for shares of common
                                             stock will depend upon, among other things,
                                             the number of shares of common stock
                                             outstanding, our financial results and
                                             prospects and the general interest in our
                                             dividend yield compared to that of other
                                             debt and equity securities.

  Each holder of OP Units will be able to redeem such OP Units and receive either cash or shares of common stock on a one-for-one basis (subject to adjustment), at Host Marriott's election. The shares of common stock received in connection with the redemption of OP Units will be freely transferable, except for shares of common stock held by Host Marriott's affiliates.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                                 Nature of Investment

The OP Units constitute equity interests     The shares of common stock constitute
entitling each holder of OP Units to his     equity interests in Host Marriott. Host
pro rata share of cash distributions made    Marriott is entitled to receive its pro
to the partners of the operating             rata share of distributions made by the
partnership. The operating partnership       operating partnership with respect to the
intends to use proceeds of the sale of       OP Units it holds, and each shareholder
property or excess refinancing proceeds for  will be entitled to his pro rata share of
various purposes, including investment in    any dividends or distributions paid with
new properties, repurchase of common stock   respect to the shares of common stock. The
or OP Units, and distributions to            dividends payable to the shareholders are
shareholders.                                not fixed in amount and are only paid if,
                                             when and as declared by the Board of
                                             Directors of Host Marriott. In order to
                                             qualify as a REIT, Host Marriott currently
                                             must distribute at least 95% of its taxable
                                             income (excluding capital gains), and will
                                             have to distribute 90% of this amount in
                                             years beginning after December 31, 2000.
                                             Any taxable income (including capital
                                             gains) not distributed will be subject to
                                             corporate income tax.

  The OP Units and the shares of common stock constitute common equity interests in the operating partnership and Host Marriott, respectively. Such common equity interests entitle the holder thereof to a pro rata share of any cash distributions made by the operating partnership or Host Marriott, respectively.

                            Properties and Diversification

The operating partnership currently owns a   Host Marriott is the sole general partner
portfolio of 122 hotels. The ownership of    and a substantial limited partner of the
these hotels, along with future hotel        operating partnership, which currently owns
acquisitions by the operating partnership,   a portfolio of 122 hotels.
will diversify the investment risks to
limited partners over a broader and more
varied group of hotels and geographic
locations and will reduce the dependence of
an investment upon the performance of, and
the exposure to the risks associated with,
any one or more hotels.

  Host Marriott and the operating partnership together hold an investment portfolio that consists of 122 hotels.

                         Additional Equity/Potential Dilution

The operating partnership is authorized to   Host Marriott may issue additional equity
issue additional OP Units and other          securities, including shares of capital
partnership interests (including             stock which may be classified as one or
partnership interests of different series    more classes or series of common or
or classes that may be senior to OP Units)   preferred or other shares and contain
as determined by Host Marriott, in its sole  certain preferences, in the discretion of
discretion, including in connection with     the Board of Directors of Host Marriott.
acquisitions of properties. The operating    Any proceeds from the issuance of equity
partnership may issue OP Units and other     securities by Host Marriott must be
partnership interests to Host Marriott, as   contributed to the operating partnership in
long as such interests are issued in         exchange for OP Units or corresponding
connection with a comparable issuance of     equity interests in the operating
shares of common stock or other equity       partnership. The issuance of additional
interests of Host Marriott and proceeds      equity securities by Host Marriott may
raised in connection with the issuance of    result in the dilution of the interests of
such shares are contributed to the           the shareholders of Host Marriott.
operating partnership. In addition, the
operating partnership may issue additional
OP Units upon exercise of the options
granted pursuant to option plans or
restricted shares issued under restricted
share plans or other employee benefit plans
adopted by Host Marriott and the operating
partnership. The issuance of additional
equity securities by Host Marriott or the
operating partnership may result in the
dilution of the interests of holders of OP
Units in the operating partnership.

  Each of the operating partnership and Host Marriott is authorized to issue additional equity interests. Accordingly, holders of OP Units and holders of shares of common stock are subject to potential dilution.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------

                                  Financing Policies

The operating partnership may incur debt or  Host Marriott is not restricted under Host
enter into similar credit, guarantee,        Marriott's charter from incurring debt.
financing or refinancing arrangements for    However, under the partnership agreement of
any purpose with any person upon such terms  the operating partnership, Host Marriott,
as Host Marriott, as the sole general        as general partner of the operating
partner, determines appropriate.             partnership, may not incur any debts except
                                             those for which it may be liable as general
                                             partner of the operating partnership and
                                             specified other limited circumstances.
                                             Therefore, all indebtedness incurred by
                                             Host Marriott is through the operating
                                             partnership. Host Marriott has a policy of
                                             incurring debt only if immediately
                                             following such incurrence the debt-to-total
                                             market capitalization ratio would be 60% or
                                             less. The Board of Directors of Host
                                             Marriott could waive, alter or eliminate
                                             this policy without a shareholder vote. See
                                             "Risk Factors--Risks of operation--Our
                                             substantial indebtedness."

  In conducting its business, the operating partnership and Host Marriott may incur indebtedness to the extent deemed appropriate by Host Marriot, as the general partner of the operation partnership, or Board of Directors of Host Marriott, respectively. In the case of Host Marriott, such indebtedness must be incurred through the operating partnership.

                             Other Investment Restrictions

There are no restrictions upon the           Neither Host Marriott's charter nor Host
operating partnership's authority to enter   Marriott's bylaws impose any restrictions
into certain transactions, including among   upon the types of investments that may be
others, making investments, lending          made by Host Marriott. Under the Maryland
operating partnership funds or reinvesting   General Corporation Law, a contract or
the operating partnership's cash flow and    other transaction between Host Marriott and
net sale or refinancing proceeds except (i)  a director or between Host Marriott and any
restrictions precluding investments by the   other corporation or other entity in which
operating partnership that would adversely   a director of Host Marriott is a director
affect Host Marriott's status as a REIT,     or has a material financial interest is not
(ii) general restrictions on transactions    void or voidable solely on the grounds of
with affiliates and (iii) the non-           such interest, the presence of the director
competition agreements.                      at the meeting at which the contract or
                                             transaction is approved or the director's
                                             vote in favor thereof if (i) the fact of
                                             the common directorship or interest is
                                             disclosed or known to (A) the board of
                                             directors or committee, and the board or
                                             committee authorizes, approves or ratifies
                                             the contract or transaction by the
                                             affirmative vote of a majority of
                                             disinterested directors, even if the
                                             disinterested directors constitute less
                                             than a quorum, or (B) the shareholders
                                             entitled to vote, and the transaction or
                                             contract is authorized, approved or
                                             ratified by a majority of the votes cast by
                                             the shareholders entitled to vote other
                                             than the votes of shares owned of record or
                                             beneficially by the interested director or
                                             corporation, firm or other entity, or (ii)
                                             the transaction or contract is fair and
                                             reasonable to Host Marriott. Host Marriott
                                             also has adopted a policy which requires
                                             that all material contracts and
                                             transactions between Host Marriott, the
                                             operating partnership or any of its
                                             subsidiaries, on the one hand, and a
                                             director or executive officer of Host
                                             Marriott or any entity in which such
                                             director or executive officer is a director
                                             or has a material financial interest, on
                                             the other hand, must be approved by the
                                             affirmative vote of a majority of the
                                             disinterested directors. Host Marriott must
                                             conduct its investment activities through
                                             the operating partnership for so long as
                                             the operating partnership exists.
                                             Accordingly, it is subject to the same
                                             restrictions on investments and lending as
                                             the operating partnership.

  The operating partnership's partnership agreement permits the operating partnership wide latitude in choosing the type of investments to pursue. However, the operating partnership is required to make distributions to preserve Host Marriott's status as a REIT. Because Host Marriott must conduct its activities through the operating partnership, it is subject to the same restrictions on investments and lending as the operating partnership.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------

                                  Management Control

All management powers over the business and  The Board of Directors of Host Marriott
affairs of the operating partnership are     directs the management of Host Marriott's
vested in Host Marriott, as sole general     business and affairs. The Board of
partner, and no limited partner of the       Directors is classified into three classes
operating partnership has any right to       of directors. A majority of the directors
participate in or exercise control or        are independent. At each annual meeting of
management power over the business and       the shareholders, the successors of the
affairs of the operating partnership,        class of directors whose terms expire at
except (i) Host Marriott, as sole general    that meeting are elected. The policies
partner, may not, without written consent    adopted by the Board of Directors may be
of all the limited partners or such lower    altered or eliminated without a vote of the
percentage of OP Units as may be             shareholders. Accordingly, except for their
specifically provided for in the             vote in the elections of directors and
partnership agreement of the operating       their vote in specified major transactions,
partnership or the Delaware Revised Limited  shareholders have no control over the
Partnership Act, take any action in          ordinary business policies of Host
contravention of the partnership agreement   Marriott.
of the operating partnership; (ii) Host
Marriott, as sole general partner, may not
dispose of all or substantially all of the
operating partnership's assets without the
consent of the holders of a majority of the
outstanding OP Units (including OP Units
held by Host Marriott); and (iii) until
December 31, 2058, Host Marriott may not
cause or permit the operating partnership
to dissolve (except in connection with a
sale of all or substantially all of the
operating partnership's assets, with the
approval described above) if more than 10%
of the limited partners object to such
dissolution. Host Marriott may not be
removed as general partner by the limited
partners with or without cause unless Host
Marriott ceases to be a "public company,"
and then Host Marriott could be removed as
general partner with or without cause by
limited partners holding percentage
interests in the operating partnership that
are more than 50% of the aggregate
percentage interests of the outstanding
limited partnership interests entitled to
vote thereon, including any such interests
held by the general partner.

  The operating partnership's partnership agreement does not permit removal of Host Marriott as general partner by the limited partners with or without cause unless Host Marriott ceases to be a "public company,"and then Host Marriott could be removed as general partner with or without cause. Under Host Marriott's charter and Host Marriott's bylaws, the Board of Directors of Host Marriott direct the management of Host Marriott. Except for their vote in the elections of directors and their vote in specified major transactions, shareholders have no control over the management of Host Marriott.

                                   Fiduciary Duties

Under the Delaware Revised Limited           Under the Maryland General Corporation Law,
Partnership Act, Host Marriott, as general   the directors must perform their duties in
partner of the operating partnership, is     good faith, in a manner that they
accountable to the operating partnership as  reasonably believe to be in the best
a fiduciary and, consequently, is required   interests of Host Marriott and with the
to exercise good faith and integrity in all  care of an ordinary prudent person in a of its dealings with respect to partnership  like position. Directors of Host Marriott
affairs. However, under the partnership      who act in such a manner generally have no
agreement of the operating partnership,      liability by reason of being or having been
Host Marriott, as general partner, is under  directors.
no obligation to consider the separate
interests of the limited partners in
deciding whether to cause us to take (or
decline to take) any actions, and Host
Marriott, as general partner, is not liable
for monetary damages for losses sustained,
liabilities incurred, or benefits not
derived by limited partners in connection
with such decision, provided that Host
Marriott, as general partner, has acted in
good faith and pursuant to its authority
under the partnership agreement of the
operating partnership.

  Host Marriott, as general partner of the operating partnership, and the Board of Directors of Host Marriott each owe fiduciary duties to their constituent parties. Although some courts have interpreted the fiduciary duties of the Board of Directors in the same way as the duties of a general partner in a limited partnership, it is unclear whether, or to what extent, there are differences in such fiduciary duties. It is possible that the fiduciary duties of the directors of Host Marriott to the shareholders may be less than those of Host Marriott to the limited partners of the operating partnership.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------

                       Management Liability and Indemnification

Under the Delaware Revised Limited           The Maryland General Corporation Law
Partnership Act, Host Marriott, as general   permits a Maryland corporation to include
partner of the operating partnership, is     in its charter a provision limiting the
liable for the payment of the obligations    liability of its directors and officers to
and debts of the operating partnership       the corporation and its shareholders for
unless limitations upon such liability are   money damages except for liability
stated in the document or instrument         resulting from (i) actual receipt of an
evidencing the obligation or debt. Under     improper benefit or profit in money,
the partnership agreement of the operating   property or services or (ii) acts committed
partnership, the operating partnership is    in bad faith or active and deliberate
required to indemnify Host Marriott or any   dishonesty established by a final judgment
director or officer of Host Marriott from    as being material to the cause of action.
and against all losses, claims, damages,     Host Marriott's charter contains such a
liabilities, joint or several, expenses      provision. As permitted by the Maryland
(including legal fees), fines, settlements   General Corporation Law, Host Marriott's
and other amounts incurred in connection     charter also provides broad indemnification
with any actions relating to the operations  to directors and officers, whether serving
of the operating partnership as set forth    Host Marriott or, at its request, any other
in its partnership agreement in which Host   entity, to the fullest extent permitted
Marriott or any such director or officer is  under the Maryland General Corporation Law.
involved, unless: (i) the act or omission    Host Marriott will indemnify its present
of Host Marriott was material to the matter  and former directors and officers, among
giving rise to the proceeding and either     others, against judgments, penalties,
was committed in bad faith or was the        fines, settlements and reasonable expenses
result of active and deliberate dishonesty;  actually incurred by them in connection
(ii) Host Marriott or the other person to    with any proceeding to which they may be
be indemnified actually received an          made a party by reason of their service in
improper personal benefit in money,          those or other capacities unless it is
property or services; or (iii) in the case   established that: (i) the act or omission
of any criminal proceeding, Host Marriott    of the director or officer was material to
or the other person to be indemnified had    the matter giving rise to the proceeding
reasonable cause to believe the act or       and (a) was committed in bad faith or (b)
omission was unlawful. The reasonable        was the result of active and deliberate
expenses incurred by Host Marriott may be    dishonesty; (ii) the director or officer
reimbursed by the operating partnership in   actually received an improper personal
advance of the final disposition of the      benefit in money, property or services; or
proceeding upon receipt by the operating     (iii) in the case of any criminal
partnership of an affirmation by Host        proceeding, the director or officer had
Marriott or the other person to be           reasonable cause to believe that the act or
indemnified of its good faith belief that    omission was unlawful. However, under the
the standard of conduct necessary for        Maryland General Corporation Law, Host
indemnification has been met and an          Marriott may not indemnify for an adverse
undertaking by Host Marriott to repay the    judgment in a suit by or in the right of
amount if it is determined that such         Host Marriott. Host Marriott's bylaws
standard was not met.                        require it, as a condition to advancing
                                             expenses, to obtain (i) a written
                                             affirmation by the director or officer of
                                             his good faith belief that he has met the
                                             standard of conduct necessary for
                                             indemnification by Host Marriott as
                                             authorized by Host Marriott's bylaws and
                                             (ii) a written statement by or on his
                                             behalf to repay the amount paid or
                                             reimbursed by Host Marriott if it shall
                                             ultimately be determined that the standard
                                             of conduct was not met. Host Marriott also
                                             intends to enter into indemnification
                                             agreements indemnifying each of its
                                             directors and officers to the fullest
                                             extent permitted by the Maryland General
                                             Corporation Law and advance to its
                                             directors and officers all related expenses
                                             subject to reimbursement if it is
                                             subsequently determined that
                                             indemnification is not permitted.

  While Host Marriott, as general partner of the operating partnership, is generally liable for the payment of the obligations and debts of the operating partnership, the operating partnership generally agrees to indemnify Host Marriott, except regarding certain unauthorized acts of Host Marriott. The liability of Host Marriott's directors and officers is limited to the fullest extent permitted under Maryland law and such directors and officers are indemnified by Host Marriott to the fullest extent permitted by the Maryland General Corporation Law.

                                Liability of Investors

Under the operating partnership's            Under Maryland law, shareholders are not
partnership agreement and the Delaware       personally liable for the debts and
Revised Limited Partnership Act, the         obligations of Host Marriott.
liability of limited partners for the
operating partnership's debts and
obligations is generally limited to the
amount of their investment in the operating
partnership, together with their interest
in undistributed income, if any.

  A limited partner's liability with respect to debts and obligations of the operating partnership is limited to the amount of his investment and any interest in undistributed income. Shareholders of Host Marriott generally have no liability under the Maryland General Corporation Law for the debts and obligations of Host Marriott.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                               Anti-takeover Provisions

Host Marriott may not be removed as general  Applicable Maryland law and Host Marriott's partner of the operating partnership by the  charter and Host Marriott's bylaws contain
limited partners with or without cause       a number of provisions that may have the
(unless Host Marriott is no longer a         effect of delaying or discouraging a change
"public company," in which case the general  in control of Host Marriott that might be
partner may be removed with or without       in the best interests of shareholders.
cause by limited partners holding            These provisions include, among others, (i)
percentage interests in the operating        a Board of Directors with three-year
partnership that are more than 50% of the    staggered terms whose size is fixed within
aggregate percentage interests of the        a range; (ii) authorized capital stock that
outstanding limited partnership interests    may be classified and issued as a variety
entitled to vote thereon, including any      of equity securities, in the discretion of
such interests held by the general           the Board of Directors, including
partner). Under the operating partnership's  securities having superior voting rights to
partnership agreement, Host Marriott may,    the shares of common stock; (iii)
in its sole and absolute discretion,         restrictions on business combinations with
prevent a limited partner from transferring  persons who acquire more than a certain
his interest or any rights as a limited      percentage of the outstanding voting
partner except in certain limited            securities of Host Marriott; (iv) a
circumstances. Host Marriott may exercise    requirement that shareholders approve
this right of approval to deter, delay or    voting rights for "control shares" acquired
hamper attempts by persons to acquire a      in "control share" acquisitions; (v) a
majority interest in the operating           provision that only the Board of Directors
partnership. In addition, Host Marriott has  may amend Host Marriott's bylaws; (vi)
the power to impose limits on transfers if,  advance notice provisions for shareholders
and to the extent, necessary to cause the    to submit new business or nominate
operating partnership not to be a "publicly  candidates for director; (vii) limitations
traded partnership" that would be taxed as   on the ability of shareholders to call
a corporation, including the prohibition     special meetings; (viii) a requirement that
contained in the operating partnership's     directors be removed only for cause and
partnership agreement restricting the        only by a vote of shareholders holding at
ownership, actually or constructively, of    least two-thirds of all the shares entitled
more than 4.9% by value of any class of      to be cast for the election of directors;
interests in the operating partnership.      (ix) a requirement of an affirmative vote
                                             of two-thirds of all votes entitled to be
                                             cast to approve certain amendments to the
                                             Host Marriott's charter; and (x) certain
                                             ownership limitations which are designed to
                                             protect Host Marriott's status as a REIT
                                             under the Internal Revenue Code. In
                                             addition, Host Marriott has adopted a
                                             shareholder rights plan whereby
                                             shareholders are entitled to preferred
                                             share purchase rights in specified
                                             situations involving a change of control of
                                             Host Marriott.

  Certain provisions of the governing documents of the operating partnership and Host Marriott could be used to deter attempts to obtain control of the operating partnership and Host Marriott in transactions not approved by Host Marriott, as general partner of the operating partnership, or the Board of Directors, respectively.

                       Limited Partner/Shareholder Voting Rights

The limited partners have voting rights     At each annual meeting of shareholders, the
under the operating partnership's           shareholders elect successors to the class
partnership agreement only as to the sale   of directors whose term expires at such
of substantially all of our assets,         meeting for terms of three years. In
specified consolidations and mergers and    addition, the Maryland General Corporation
amendments of the partnership agreement.    Law requires that specified major
                                            transactions, including most amendments to
                                            Host Marriott's charter, may not be
                                            consummated without the approval of
                                            shareholders. Each share of common stock
                                            will have one vote and Host Marriott's
                                            charter permits the Board of Directors of
                                            Host Marriott to classify and issue shares
                                            of capital stock in one or more series
                                            having voting power which may differ from
                                            that of the shares of common stock.

  Host Marriott, as the general partner of the operating partnership, has the authority to manage the affairs of the operating partnership, and the limited partners of the operating partnership only have voting rights in respect of specified major transactions. The shareholders of Host Marriott only have voting rights that permit them to elect the Board of Directors of Host Marriott and to approve or disapprove specified major transactions.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                            Sale Other Than to an Affiliate

Under the operating partnership's            Under Host Marriott's charter, subject to
partnership agreement, Host Marriott, as     the terms of any class or series of shares
general partner, generally has the           at the time outstanding, Host Marriott may
exclusive authority to determine whether,    transfer its assets within the meaning of
when and on what terms the operating         the Maryland General Corporation Law, but
partnership's assets (including its hotels)  any such merger, consolidation, share
will be sold. However, Host Marriott         exchange or transfer of assets must be
generally may not sell, exchange, transfer   approved (i) by the Board of Directors of
or otherwise dispose of all or               Host Marriott in the manner provided in the
substantially all of the operating           Maryland General Corporation Law and (ii)
partnership's assets in a single             by shareholders to the extent required
transaction or a series of related           under the Maryland General Corporation Law.
transactions (including by way of merger,    In general, such transactions by a Maryland
consolidation or other combination with any  corporation, such as Host Marriott, must
other persons or entities), without the      first be approved by a majority of the
consent of more than 50% of the outstanding  entire Board of Directors and thereafter
limited partnership interests, including     approved by shareholders by the affirmative
any limited partnership interests held by    vote of two-thirds of all the votes
Host Marriott.                               entitled to be cast on the matter (unless
                                             the charter provides for a greater or
                                             lesser shareholder vote, but not less than
                                             a majority of the number of votes entitled
                                             to be cast on the matter). Host Marriott's
                                             charter provides for shareholder approval
                                             of such transactions by a two-thirds vote
                                             of all the votes entitled to be cast. Under
                                             the Maryland General Corporation Law, a
                                             "transfer of assets" is defined to mean any
                                             sale, lease, exchange or other transfer of
                                             all or substantially all of the assets of
                                             the corporation, but does not include: (i)
                                             a transfer of assets by a corporation in
                                             the ordinary course of business actually
                                             conducted by it; (ii) a mortgage, pledge or
                                             creation of any other security interest in
                                             any or all of the assets of the
                                             corporation, whether or not in the ordinary
                                             course of its business; (iii) an exchange
                                             of shares of stock through voluntary action
                                             under any agreement with the shareholders;
                                             or (iv) a transfer of assets to one or more
                                             persons if all the equity interests of the
                                             person or persons are owned, directly or
                                             indirectly, by the corporation.

  The operating partnership's partnership agreement requires the approval of the holders of 50% of the outstanding limited partnership interests for a sale, exchange, transfer or other disposition of all or substantially all of its assets. Host Marriott's charter requires the affirmative vote of the holders of two-thirds of all of the votes entitled to be cast on the matter in order to approve a transfer of all or substantially all of the assets of Host Marriott. No consent of limited partners or shareholders is required if the sale or other disposition of assets does not amount to all or substantially all of the assets of the operating partnership or Host Marriott.

                     Sale to the General Partner or its Affiliates

The operating partnership may not, directly  Neither Host Marriott's charter nor Host or indirectly, sell, transfer or convey any  Marriott's bylaws has any specified
property to any affiliate of Host Marriott   additional requirements for sales of assets
that is not also a subsidiary of the         to affiliates of Host Marriott.
operating partnership, except as expressly
permitted in the operating partnership's
partnership agreement or except on terms
that are fair and reasonable and no less
favorable to the operating partnership than
would be obtained from an unaffiliated
third party.

  The operating partnership's partnership agreement prohibits the sale of assets by us to affiliates of Host Marriott that are not also subsidiaries of the operating partnership, except under specified circumstances. Neither Host Marriott's charter nor Host Marriott's bylaws contains any provisions restricting the sale of assets to an affiliate of Host Marriott.

           OPERATING PARTNERSHIP                           HOST MARRIOTT
---------------------------------------------------------------------------------------

                                        Merger

Under the operating partnership's           Pursuant to Host Marriott's charter,
partnership agreement, Host Marriott        subject to the terms of any class or series
generally may not cause a merger or         of shares at the time outstanding, Host
consolidation of the operating partnership  Marriott may merge with or into another
without the consent of a majority of the    entity, but any such merger must be
outstanding partnership interests           approved (i) by the Board of Directors of
(including the partnership interests held   Host Marriott in the manner provided in the
by Host Marriott) and the general partner.  Maryland General Corporation Law and (ii)
                                            by shareholders to the extent required
                                            under the Maryland General Corporation Law.
                                            Under the Maryland General Corporation Law,
                                            mergers of a Maryland corporation, such as
                                            Host Marriott, with or into another entity
                                            must first be approved by a majority of the
                                            entire Board of Directors and thereafter
                                            approved by shareholders by the affirmative
                                            vote of two-thirds of all the votes
                                            entitled to be cast on the matter (unless
                                            Host Marriott's charter provides for a
                                            lesser shareholder vote but not less than a
                                            majority of the number of votes entitled to
                                            be cast on the matter). Host Marriott's
                                            charter generally provides for shareholder
                                            approval of such transactions by a two-
                                            thirds vote of all the votes entitled to be
                                            cast, except that any merger of Host
                                            Marriott with or into a trust organized for
                                            the purpose of changing Host Marriott's
                                            form of organization from a corporation to
                                            a trust will require the approval of
                                            shareholders of Host Marriott by the
                                            affirmative vote only of a majority of all
                                            the votes entitled to be cast on the
                                            matter. Under the Maryland General
                                            Corporation Law, specified mergers may be
                                            accomplished without a vote of
                                            shareholders. For example, no shareholder
                                            vote is required for a merger of a
                                            subsidiary of a Maryland corporation into
                                            its parent, provided the parent owns at
                                            least 90% of the subsidiary. In addition, a
                                            merger need not be approved by shareholders
                                            if the merger does not reclassify or change
                                            the outstanding shares or otherwise amend
                                            Host Marriott's charter, and the number of
                                            shares to be issued or delivered in the
                                            merger is not more than 20% of the number
                                            of its shares of the same class or series
                                            outstanding immediately before the merger
                                            becomes effective. Subject to the terms of
                                            any class or series of shares at the time
                                            outstanding, under Host Marriott's charter,
                                            Host Marriott also may to the extent
                                            permitted by law, consolidate Host Marriott
                                            with one or more other entities into a new
                                            entity or effect a share exchange, but any
                                            such action must be approved by the Board
                                            of Directors and, after notice to all
                                            shareholders entitled to vote on the
                                            matter, by the affirmative vote of two-
                                            thirds of all the votes entitled to be cast
                                            on the matter. Under the Maryland General
                                            Corporation Law, a share exchange by a
                                            Maryland successor corporation needs to be
                                            approved only by its board of directors.

  Pursuant to applicable law and/or the governing documents of the entity, the ability of each of the operating partnership and Host Marriott to effect a merger is subject to the approval of Host Marriott, as general partner, in the case of the operating partnership, or the Board of Directors, in the case of Host Marriott, and specified levels of limited partner or shareholder approval, as applicable.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
---------------------------------------------------------------------------------------

                                      Dissolution

The operating partnership will continue      Under Host Marriott's charter, subject to
until December 31, 2098, unless sooner       the provisions of any class or series of
dissolved. The operating partnership will    shares at the time outstanding, the Board
be dissolved prior to the expiration of its  of Directors of Host Marriott must obtain
term, and its affairs wound up, (i) until    approval of holders of at least two-thirds
December 31, 2058 with the consent of the    of all of the votes entitled to be cast on
limited partners who hold 90% of the OP      the matter in order to dissolve Host
Units (including OP Units held by Host       Marriott.
Marriott) or (ii) upon a decision to
dissolve the operating partnership made by
Host Marriott on or after December 31, 2058
in its sole and absolute discretion, or
(iii) upon a decision, with the consent of
a majority of the partners holding at least
a majority of the outstanding partnership
interests, to sell all or substantially all
of the operating partnership's assets and
properties. Upon dissolution, Host
Marriott, as general partner, or any
liquidator will proceed to liquidate the
assets of the operating partnership and
apply the proceeds therefrom in the order
of priority set forth in the operating
partnership's partnership agreement.

  Pursuant to the operating partnership's partnership agreement and Host Marriott's charter, each of the respective entities may be dissolved with the consent of a specified percentage of the outstanding equity interests.

                                      Amendments

Amendments to the operating partnership's   Under the Maryland General Corporation Law,
partnership agreement may be proposed by    in order to amend Host Marriott's charter,
Host Marriott, as general partner, or any   the Board of Directors of Host Marriott
limited partner holding 25% or more of the  first must adopt a resolution setting forth
limited partnership interests. Subject to   the proposed amendment and declaring its
specified exceptions, such proposed         advisability and direct that the proposed
amendment must be approved by the vote of   amendment be submitted to shareholders for
Host Marriott, as general partner, and      their consideration either at an annual or
limited partners holding percentage         special meeting of shareholders.
interests that are more than 50% of the     Thereafter, the proposed amendment must be
aggregate percentage interests of the       approved by shareholders by the affirmative
outstanding limited partnership interests   vote of two-thirds of all votes entitled to
entitled to vote thereon, including any     be cast on the matter, unless a greater or
such limited partnership interests held by  lesser proportion of votes (but not less
Host Marriott. In addition, Host Marriott,  than a majority of all votes entitled to be
as general partner, has broad discretion,   cast) is specified in Host Marriott's
with certain exceptions, to amend the       charter. The provisions contained in the
operating partnership's partnership         Host Marriott's charter relating to
agreement without the consent of the        restrictions on transferability of the
limited partners.                           shares of common stock, the classified
                                            Board of Directors and fixing the size of
                                            the Board of Directors within the range set
                                            forth in the Host Marriott's charter, as
                                            well as the provisions relating to removal
                                            of directors, the filling of Board of
                                            Directors vacancies and the provisions
                                            relating to the exclusive authority of the
                                            Board of Directors to amend the Host
                                            Marriott's bylaws may be amended only by a
                                            resolution adopted by the Board of
                                            Directors and approved at an annual or
                                            special meeting of the shareholders by the
                                            affirmative vote of the holders of not less
                                            than two-thirds of the votes entitled to be
                                            cast on the matter. Other amendments to
                                            Host Marriott's charter generally may be
                                            effected by requisite action of the Board
                                            of Directors and approval by shareholders
                                            by the affirmative vote of not less than a
                                            majority of the votes entitled to be cast
                                            on the matter. As permitted under the
                                            Maryland General Corporation Law, Host
                                            Marriott's charter and Host Marriott's
                                            bylaws provide that directors have the
                                            exclusive right to amend Host Marriott's
                                            bylaws.

  Under the operating partnership's partnership agreement, amendments may be made with the consent of the general partner and a specified level of approval of the limited partners. However, under the operating partnership's partnership agreement, Host Marriott, as general partner of the operating partnership, also has broad discretion to make amendments without the consent of the limited partners, with specified exceptions. Amendment of Host Marriott's charter generally requires the approval of both the Board of Directors of Host Marriott and the shareholders by either a majority or two-thirds of all votes entitled to be cast depending upon the type of amendment.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
-----------------------------------------------------------------------------------

                         Compensation, Fees and Distributions

The operating partnership's partnership      The directors of Host Marriott receive
agreement provides that Host Marriott, as    compensation for their services.
general partner, will receive no
compensation for services as such, but that
the operating partnership will pay (or
reimburse Host Marriott for) all expenses
that Host Marriott incurs (subject to
specified limited exceptions), including
expenses incurred relating to the ongoing
operation of Host Marriott and any other
offering of additional OP Units or shares
of common stock, including all expenses,
damages and other payments resulting from
or arising in connection with litigation
related to any of the foregoing, and
expenses for federal, state and local
income taxes incurred by Host Marriott.

  Host Marriott, as general partner of the operating partnership, does not receive compensation in exchange for its services as general partner. The directors of Host Marriott, however, do receive compensation for their services as directors.

                        FEDERAL INCOME TAX CONSEQUENCES

Introduction

   The following discussion describes the federal income tax consequences reasonably anticipated to be material to a stockholder in connection with the purchase, ownership and disposition of common stock. The following discussion is intended to address only those federal income tax consequences that are generally relevant to all stockholders. Accordingly, it does not discuss all aspects of federal income taxation that might be relevant to a specific stockholder in light of his particular investment or tax circumstances. Therefore, it is imperative that a stockholder review the following discussion and consult with his own tax advisors to determine the interaction of his individual tax situation with the tax consequences associated with the purchase, ownership and disposition of common stock.

   The following discussion provides general information only, is not exhaustive of all possible tax consequences and is not tax advice. For example, it does not give a detailed description of any state, local or foreign tax consequences. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a stockholder subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations or foreign corporations and persons who are not citizens or residents of the United States.

   The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations thereunder, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. No assurance can be provided that the statements set forth herein will not be challenged by the IRS or will be sustained by a court if so challenged.

   Hogan & Hartson L.L.P. has given Host Marriott an opinion to the effect that the discussion under the heading "Federal Income Tax Consequences," to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects. The opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of common stock to any particular stockholder. The opinion is based on the Internal Revenue Code and regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change the law on which the above opinion is based. Any such change could adversely affect the opinion. In addition, any such change could apply retroactively. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, which does not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

   The specific tax attributes of a particular stockholder could have a material impact on the tax consequences associated with the purchase, ownership and disposition of common stock. Therefore, it is essential that each prospective stockholder consult with his own tax advisors with regard to the application of the federal income tax laws to such stockholder's personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Federal income taxation of Host Marriott

   General. Host Marriott plans to make an election to be taxed as a REIT under the Internal Revenue Code, effective for the taxable year beginning January 1, 1999. Host Marriott believes that it is organized and has operated in a manner that will permit it to qualify as a REIT for 1999 and 2000, and Host Marriott intends to continue to operate as a REIT for future years. No assurance, however, can be given that it in fact will qualify or remain qualified as a REIT.

   The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

   Hogan & Hartson L.L.P. has provided to Host Marriott an opinion to the effect that Host Marriott is organized in conformity with the requirements for qualification as a REIT, and its current method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by Host Marriott and the operating partnership as to factual matters relating to the organization and operation of Host Marriott and its subsidiaries, the operating partnership and its subsidiaries, the non-controlled subsidiaries, the Host Employee/Charitable Trust and Crestline and its subsidiaries, including the economic and other terms of each lease and the expectations of Host Marriott and the lessees with respect thereto.

   In addition, this opinion is based upon the factual representations of Host Marriott concerning its business and properties as described in, or incorporated by reference into, this prospectus. Moreover, qualification and taxation as a REIT depends upon Host Marriott's ability to meet the various qualification tests imposed under the Internal Revenue Code discussed below. Hogan & Hartson L.L.P. will not review Host Marriott's operating results. Accordingly, no assurance can be given that the actual results of Host Marriott's operations for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described below may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Failure of Host Marriott to qualify as a REIT" below.

   If Host Marriott qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that it currently distributes to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from an investment in a regular corporation. However, Host Marriott will be subject to federal income tax as follows:

     1. Host Marriott will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. A REIT's "REIT taxable income" is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

     2. Under certain circumstances, Host Marriott may be subject to the "alternative minimum tax" on its items of tax preference.

     3. If Host Marriott has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

     4. Host Marriott's net income from "prohibited transactions" will be subject to a 100% tax. In general, "prohibited transactions" are certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

     5. If Host Marriott fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to the following:

       (1) the gross income attributable to the greater of the amount by which Host Marriott fails the 75% or 95% test; multiplied by

       (2) a fraction intended to reflect its profitability.

     6. If Host Marriott fails to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, Host Marriott will be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

     7. If Host Marriott acquires any asset from a taxable "C" corporation in a transaction in which the basis of the asset in the hands of Host Marriott is determined by reference to the basis of the asset in the hands of the "C" corporation, and Host Marriott recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Host Marriott, then, to the extent of the asset's "built-in gain," such gain will be subject to tax at the highest regular corporate rate applicable. Built-in gain is the excess of the fair market value of an asset over Host Marriott's adjusted basis in the asset, determined when Host Marriott acquired the asset.

   Host Marriott owns an indirect interest in appreciated assets that its predecessors held before the REIT conversion. Such appreciated assets have a "carryover" basis and thus have built-in gain with respect to Host Marriott. If such appreciated property is sold within the ten-year period following the REIT conversion, Host Marriott generally will be subject to regular corporate tax on that gain to the extent of the built-in gain in that property at the time of the REIT conversion. The total amount of gain on which Host Marriott can be taxed is limited to the excess of the aggregate fair market value of its assets on January 1, 1999 over the adjusted tax bases of those assets at that time. This tax could be very material. As a result, the operating partnership and Host Marriott may seek to avoid a taxable disposition of any significant asset owned by Host Marriott's predecessors at the time of the REIT conversion for the ten taxable years following the REIT conversion. This could be true with respect to a particular disposition even though the disposition might otherwise be in the best interests of Host Marriott.

   Notwithstanding Host Marriott's status as a REIT, it is likely that substantial deferred liabilities of its predecessors will be recognized over the next ten years. Deferred liabilities include, but are not limited to, tax liabilities attributable to built-in gain assets and deferred tax liabilities attributable to taxable income for which neither Host Marriott nor the operating partnership will receive corresponding cash. In addition, the IRS could assert substantial additional liabilities for taxes against Host Marriott's predecessors for taxable years prior to the time Host Marriott qualifies as a REIT. Under the terms of the REIT conversion and the partnership agreement of the operating partnership, the operating partnership will be responsible for paying, or reimbursing Host Marriott for the payment of all such tax liabilities as well as any other liabilities, including contingent liabilities and liabilities attributable to litigation that Host Marriott may incur, whether such liabilities are incurred by reason of activities prior to the REIT conversion or activities subsequent thereto.

   The operating partnership will pay, or reimburse Host Marriott for the payment of all taxes incurred by Host Marriott, except for taxes imposed on Host Marriott by reason of its failure to qualify as a REIT or to distribute to its stockholders an amount equal to its "REIT taxable income," including net capital gains. This obligation by the operating partnership includes any federal corporate income tax imposed on built-in gain.

   Requirements for qualification. The Internal Revenue Code defines a REIT as a corporation, trust or association

     (1) which is managed by one or more directors or trustees;

     (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

     (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

     (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

     (5) the beneficial ownership of which is held by 100 or more persons;

     (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); and

     (7) which meets certain other tests, described below, regarding the nature of its income and assets.

   Conditions (1) to (4) must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) did not apply to the 1999 taxable year. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6). Compliance with condition (5) shall be determined by disregarding the ownership of shares of stock of Host Marriott by any person(s) who:

     (a) acquired such shares of stock as a gift or bequest or pursuant to a legal separation or divorce;

     (b) is the estate of any person making such transfer to the estate; or

     (c) is a company established exclusively for the benefit of, or wholly owned by, either the person making such transfer or a person described in
  (a) or (b).

   In connection with condition (6), Host Marriott is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares of stock. If Host Marriott complies with this requirement, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet condition (6), then it will be treated as having met condition (6). If Host Marriott fails to send such annual letters, it will be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. The IRS may require Host Marriott, under those circumstances, to take further action to ascertain actual ownership of its shares of stock, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters is due to reasonable cause and not to willful neglect.

   Host Marriott believes that it meets and will continue to meet conditions
(1) through (4). In addition, Host Marriott believes that it has had and continues to have outstanding common stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6). With respect to condition (6), Host Marriott intends to comply with the requirement that it send annual letters to its stockholders requesting information regarding the actual ownership of its shares of stock. In addition, Host Marriott's charter contains an ownership limit, which is intended to assist Host Marriott in continuing to satisfy the share ownership requirements described in (5) and
(6) above. See "Risk Factors--Risks of ownership of our common stock--Possible adverse consequences of limits on ownership of our common stock." The ownership limit, together with compliance with the annual stockholder letter requirement described above, however, may not ensure that Host Marriott will, in all cases, be able to satisfy the share ownership requirements described above. If Host Marriott fails to satisfy such share ownership requirements, Host Marriott will not qualify as a REIT. See "--Failure of Host Marriott to qualify as a REIT."

   A corporation may not elect to become a REIT unless its taxable year is the calendar year. Although Host Marriott previously had a 52-53 week year ending on the Friday closest to January 1, it adopted a calendar year taxable year in connection with the REIT conversion.

   Distribution of "earnings and profits" attributable to "C" corporation taxable years. A REIT cannot have at the end of any taxable year any undistributed earnings and profits ("E&P") that are attributable to a "C" corporation taxable year, which includes all undistributed E&P of Host Marriott's predecessors. Accordingly, Host Marriott had until December 31,
1999 to distribute such E&P. In connection with the REIT conversion, Host Marriott declared dividends intended to eliminate the substantial majority, if not all, of such E&P. To the extent, however, that any such E&P remained (the "Acquired Earnings"), Host Marriott was required to distribute such E&P prior to the end of 1999. If Host Marriott failed to do so Host Marriott would be disqualified as a REIT at least for 1999. If Host Marriott should be so disqualified for 1999, subject to the satisfaction by Host Marriott of certain "deficiency dividend" procedures described below in "--Annual distribution requirements applicable to REITs" and assuming that Host Marriott otherwise satisfies the requirements for qualification as a REIT, Host Marriott should qualify as a REIT for 2000 and thereafter. Host Marriott believes that the dividends it paid prior to December 31, 1999 were sufficient to distribute all of the Acquired Earnings as of December 31, 1999. However, there are substantial uncertainties relating to both the estimate of the Acquired Earnings, as described below, and the value of noncash consideration that Host Marriott distributed. Accordingly, there can be no assurance this requirement was met.

   The estimated amount of the Acquired Earnings is based on the allocated consolidated E&P of Host Marriott's predecessors accumulated from 1929 through and including 1998 and takes into account the allocation, as a matter of law, of 81% of Host Marriott's predecessors' accumulated E&P to Marriott International on October 8, 1993 in connection with the spin-off of Marriott International. The estimate was determined based on the available tax returns and certain assumptions with respect to both such returns and other matters. The calculation of the Acquired Earnings, however, depends upon a number of factual and legal interpretations related to the activities and operations of Host Marriott's predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of Host Marriott's predecessors and propose adjustments to increase their taxable income. The impact of such proposed adjustments, if any, may be material. If the IRS examines Host Marriott's calculation of its E&P, the IRS can consider all taxable years of Host Marriott's predecessors as open for review for purposes of such determination.

   Hogan & Hartson L.L.P. has expressed no opinion as to the amount of E&P of Host Marriott and Host Marriott's predecessors. Accordingly, for purposes of its opinion as to the qualification of Host Marriott as a REIT, Hogan & Hartson L.L.P. is relying upon a representation from Host Marriott that as of the end of 1999 it had eliminated all Acquired Earnings.

   Qualified REIT subsidiary. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary will be disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and items of the REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by one REIT and that is not a taxable REIT subsidiary. Host Marriott holds several qualified REIT subsidiaries that hold de minimis indirect interests in the partnerships that own hotels. These entities will not be subject to federal corporate income taxation, although they may be subject to state and local taxation in certain jurisdictions.

   Ownership of partnership interests by a REIT. A REIT which is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, Host Marriott's proportionate share of the assets and items of income of the operating partnership, including the operating partnership's share of such items of any subsidiaries that are partnerships or LLCs, are treated as assets and items of income of Host Marriott for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "--Tax aspects of ownership of interests in the operating partnership." As the sole general partner of the operating partnership, Host Marriott has direct control over the operating partnership and indirect control over the subsidiaries in which the operating partnership or a subsidiary has a controlling interest. Host Marriott intends to operate these entities consistent with the requirements for qualification of Host Marriott as a REIT.

   Income tests applicable to REITs. In order to maintain qualification as a REIT, Host Marriott must satisfy the following two gross income requirements:

  . At least 75% of Host Marriott's gross income, excluding gross income from "prohibited transactions," for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and, in certain circumstances, interest, or from certain types of temporary investments.

  . At least 95% of Host Marriott's gross income, excluding gross income from "prohibited transactions," for each taxable year must be derived from any combination of such real property investments, dividends, interest, certain hedging instruments and gain from the sale or disposition of stock or securities, including certain hedging instruments.

   Rents paid pursuant to Host Marriott's leases, together with gain on the disposition of assets and dividends and interest received from the non-controlled subsidiaries, will constitute substantially all of the gross income of Host Marriott. Several conditions must be satisfied in order for rents received by Host Marriott, including the rents received pursuant to the leases, to qualify as "rents from real property." First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

   Second, rents received from a tenant will not qualify as "rents from real property" if Host Marriott, or an actual or constructive owner of 10% or more of Host Marriott, actually or constructively owns 10% or more of the tenant. This type of tenant will be referred to below as a related party tenant. As a result of the passage of the REIT Modernization Act, however, for taxable years beginning after December 31, 2000, Host Marriott will be able to lease its hotel properties to a taxable REIT subsidiary and the rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of Host Marriott's ownership interest in the subsidiary so long as the property is operated on behalf of the taxable REIT subsidiary by an "eligible independent contractor." A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary will be subject to federal income tax. Host Marriott has not made a decision regarding which, if any, of its subsidiaries will make an election to be treated as a taxable REIT subsidiary, or whether it will seek to lease any of its hotels to a taxable REIT subsidiary. In any event, Host Marriott believes that each of the managers of its hotel properties would qualify as an eligible independent contractor.

   Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under currently effective law, this 15% test is based on relative adjusted tax bases. As a result of the passage of the REIT Modernization Act, however, for taxable years beginning after December 31, 2000, the test will be based on relative fair market values.

   Fourth, if Host Marriott operates or manages a property or furnishes or renders certain "impermissible services" to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by Host Marriott with respect to the property, then no amount received by Host Marriott with respect to the property will qualify as "rents from real property." Impermissible services are services other than services "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." For these purposes, the income that Host Marriott is considered to receive from the provision of "impermissible services" will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by the REIT with respect to the property, then only the income from the impermissible services will not qualify as "rents from real property."

   There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom Host Marriott derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services must be borne by the independent contractor. Second, for Host Marriott's taxable years beginning after December 31, 2000, impermissible services can be provided to tenants at a property by a taxable REIT subsidiary.

   The operating partnership and each subsidiary that owns hotels have entered into leases with subsidiaries of Crestline, pursuant to which the hotels are leased for a term ranging generally from seven to ten years commencing on January 1, 1999. Each lease provides for thirteen payments per annum of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts.

   Under the REIT Modernization Act, for taxable years beginning after December 31, 2000, Host Marriott should be permitted to lease its hotel properties to a taxable REIT subsidiary so long as the property is operated by an eligible independent contractor. Host Marriott believes that each of the managers of its hotel properties will qualify as an eligible independent contractor. A taxable REIT subsidiary is a corporation other than a REIT in which the REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. Under the REIT Modernization Act, however, Host Marriott's taxable REIT subsidiaries will be precluded from managing hotel properties. Host Marriott does not currently manage any hotel properties. As a result of the enactment of the REIT Modernization Act, Host Marriott has the right under the leases with Crestline beginning on January 1, 2001 to purchase, or have a taxable REIT subsidiary purchase, the leases for a purchase price equal to the fair market value of Crestline's interests in the leases, excluding any renewal period provided for in the leases. If Host Marriott were to elect to purchase the leases from Crestline, it would have to make a significant payment to Crestline. No decision has yet been made regarding whether Host Marriott will purchase the leases from Crestline or whether any Host Marriott hotel property will be leased to a taxable REIT subsidiary.

   Neither Host Marriott nor the operating partnership intends to do any of the following:

  . provide any services to the lessees with respect to the operation of the hotels;

  . charge rent to any hotel that is based in whole or in part on the income or profits of any person, except for the Harbor Beach Resort, where the lease provides for rent based upon net profits, but which Host Marriott currently believes will not jeopardize Host Marriott's status as a REIT;

  . rent any hotel to a related party tenant (except for leases to a taxable
    REIT subsidiary after December 31, 2000), unless the Board of Directors determines in its discretion that the rent received from the related party tenant is not material and will not jeopardize Host Marriott's status as a REIT; or

  . derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease, unless the Board of Directors determines in its discretion that the amount of such rent attributable to personal property is not material and will not jeopardize Host Marriott's status as a REIT.

   In order for the rent paid pursuant to the leases to constitute "rents from real property," the lessees must not be regarded as related party tenants, and the leases must be respected as true leases for federal income tax purposes. Accordingly the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. A lessee will be regarded as a related party tenant only if Host Marriott and/or one or more actual or constructive owners of 10% or more of Host Marriott, actually or constructively, own 10% or more of such lessee through an ownership interest in Crestline. In order to help preclude the lessees from being regarded as related party tenants, the following organizational documents contain the following ownership limits:

  . the articles of incorporation of Crestline expressly prohibit any person or persons acting as a group, including Host Marriott and/or any 10% or greater stockholder of Host Marriott, from owning more than 9.8% of the lesser of the number or value of the shares of capital stock of Crestline;

  . Host Marriott's charter expressly prohibits any person or persons acting as a group or entity from owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of capital stock of Host Marriott (subject to a limited exception for a holder of shares of capital stock of Host Marriott solely by reason of the merger of Host Marriott's predecessor corporation into Host Marriott in excess of the ownership limit so long as the holder thereof did not own, directly or by attribution under the Internal Revenue Code, more than 9.9% in value of the outstanding shares of capital stock of Host Marriott) or any other class or series of shares of stock of Host Marriott; and

  . the operating partnership's partnership agreement expressly prohibits any person, or persons acting as a group, or entity, other than Host Marriott and an affiliate of The Blackstone Group and a series of related funds controlled by Blackstone Real Estate Partners (the "Blackstone Entities"), from owning more than 4.9% by value of any class of interests in the operating partnership.

   Each of these prohibitions contains self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times and no waivers thereto are granted, the lessees should not be regarded as related party tenants. There can be no assurance, however, that these ownership restrictions will be enforced in accordance with their terms in all circumstances or otherwise will ensure that the lessees will not be regarded as related party tenants.

   The determination of whether the leases are true leases depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

  . the intent of the parties;

  . the form of the agreement;

  . the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

  . the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

   In addition, Section 7701(e) of the Internal Revenue Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case. Some of the relevant factors include whether:

  . the service recipient is in physical possession of the property;

  . the service recipient controls the property;

  . the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property);

  . the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

  . the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and

  . the total contract price does not substantially exceed the rental value of the property for the contract period.

   Host Marriott's leases have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each lease:

  . the operating partnership or the applicable subsidiary or other lessor entity and the lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by a lease agreement;

  . the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

  . the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and will dictate through the hotel managers, who work for the lessees during the terms of the leases, how the hotels are operated and maintained;

  . the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

  . the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

  . in the event of damage or destruction to a hotel, the lessee is at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

  . the lessee has indemnified the operating partnership or the applicable subsidiary against all liabilities imposed on the operating partnership or the applicable subsidiary during the term of the lease by reason of
    (A) injury to persons or damage to property occurring at the hotels or
    (B) the lessee's use, management, maintenance or repair of the hotels;

  . the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

  . the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

  . Host Marriott and the operating partnership believe that each lessee reasonably expected at the time the leases were entered into to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

  . upon termination of each lease, the applicable hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the date of the consummation of the REIT conversion, and a fair market value equal to at least 20% of its fair market value on the date of the consummation of the REIT conversion.

   If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the operating partnership receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, Host Marriott very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

   As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. Payments made pursuant to Host Marriott's leases should qualify as "rents from real property" since they are based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into, except for the Harbor Beach Resort, which lease provides for rents based upon net profits. The foregoing assumes that the leases are not renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. Host Marriott intends that it will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, Host Marriott believes that the rental provisions and other terms of the leases conform with normal business practice and, other than the Harbor Beach Resort lease, were not intended to be used as a means of basing rent on income or profits. Furthermore, Host Marriott intends that, with respect to other properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

   Host Marriott leases certain items of personal property to the lessees in connection with its leases. Under the Internal Revenue Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rent from real property." If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then the portion of the rent that is attributable to personal property does not qualify as "rent from real property." Under the law that is currently effective, the amount of rent attributable to personal property is that amount which bears the same ratio to total rent for the taxable year as the average of the adjusted tax bases of the personal property at the beginning and end of the year bears to the average of the aggregate adjusted tax bases of both the real and personal property at the beginning and end of such year. Host Marriott has represented that, with respect to each of its leases that includes a lease of items of personal property, the amount of rent attributable to personal property with respect to such lease, determined as set forth above, will not exceed 15% of the total rent due under the lease (except for a relatively small group of leases where the rent attributable to personal property, which would constitute non-qualifying income for purposes of the 75% and 95% gross income tests, would not be material relative to the overall gross income of Host Marriott). For Host Marriott's taxable years beginning after December 31, 2000, the personal property test will be based on fair market value as opposed to adjusted tax basis.

   Each lease permits the operating partnership to take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a non-controlled subsidiary, if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as "rent from real property." In order to protect Host Marriott's ability to qualify as a REIT, the operating partnership sold substantial personal property associated with a number of hotels acquired in connection with the REIT conversion to a non-controlled subsidiary. The non-controlled subsidiary separately leases all such personal property directly to the applicable lessee and receives rental payments which Host Marriott believes represent the fair rental value of such personal property directly from the lessees. If such arrangements are not respected for federal income tax purposes, Host Marriott likely would not qualify as a REIT.

   Under the law that is currently in effect, if any of the hotels were to be operated directly by the operating partnership or a subsidiary as a result of a default by a lessee under the applicable lease, such hotel would constitute foreclosure property until the close of the third tax year following the tax year in which it was acquired, or for up to an additional three years if an extension is granted by the IRS, provided that:

     (1) the operating entity conducts operations through an independent contractor, which might, but would not necessarily in all circumstances, include Marriott International and its subsidiaries, within 90 days after the date the hotel is acquired as the result of a default by a lessee;

     (2) the operating entity does not undertake any construction on the foreclosed property other than completion of improvements that were more than 10% complete before default became imminent; and

     (3) foreclosure was not regarded as foreseeable at the time the applicable partnership entered into such lease.

For as long as such hotel constitutes foreclosure property, the income from the hotel would be subject to tax at the maximum corporate rates, but it would qualify under the 75% and 95% gross income tests. However, if such hotel does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such hotel will not qualify under the 75% and 95% gross income tests.

   These provisions of the law are largely unaffected by the REIT Modernization Act. However, under this legislation, for Host Marriott's taxable years beginning after December 31, 2000, if a lessee defaults under a lease, the operating partnership would be permitted to lease the hotel to a taxable REIT subsidiary and the hotel would not become foreclosure property.

   "Interest" generally will not qualify under the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest will not fail to so qualify solely by reason of being based upon a fixed percentage or percentages of receipts or sales. Host Marriott does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

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

   The non-controlled subsidiaries hold various assets, the ownership of which by the operating partnership might jeopardize Host Marriott's status as a REIT. These assets primarily consist of partnership or other interests in hotels that are not leased, certain foreign hotels, and approximately $75 million in value of personal property associated with certain hotels. The operating partnership owns 100% of the nonvoting stock of each non-controlled subsidiary but none of the voting stock or control of any non-controlled subsidiary. Each non-controlled subsidiary is taxable as a regular "C" corporation. The operating partnership's share of any dividends received from a non-controlled subsidiary should qualify for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. The operating partnership does not anticipate that it will receive sufficient dividends from the non-controlled subsidiaries to cause it to fail the 75% gross income test. It is possible that after December 31, 2000, one or both of the non-controlled subsidiaries may make an election to be treated as taxable REIT subsidiaries. If they do so, the operating partnership would not be restricted from acquiring their voting securities.

   Host Marriott inevitably will have some gross income from various sources that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. These include, but are not limited to, the following:

  . ""safe harbor" leases;

  . the lease of the Harbor Beach Resort, which provides for rent based upon net profits;

  . the operation of the hotel that is located in Sacramento;

  . minority partnership interests in partnerships that own hotels that are not leased under leases that produce rents qualifying as "rents from real property"; and

  . rent attributable to personal property at a relatively small group of hotels that does not satisfy the 15% personal property test.

   Host Marriott, however, believes that, even taking into account the anticipated sources of non-qualifying income, its aggregate gross income from all sources will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing subsequent to the date of the REIT conversion.

   If Host Marriott fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will be generally available if Host Marriott's failure to meet such tests was due to reasonable cause and not due to willful neglect, Host Marriott attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Host Marriott would be entitled to the benefit of these relief provisions. For example, if Host Marriott fails to satisfy the gross income tests because nonqualifying income that Host Marriott intentionally incurs exceeds the limits on such income, the IRS could conclude that Host Marriott's failure to satisfy the tests was not due to reasonable cause, If these relief provisions are inapplicable to a particular set of circumstances involving Host Marriott, Host Marriott will not qualify as a REIT. As discussed above in "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

   Any gain realized by Host Marriott on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Host Marriott's share of any such gain realized by the operating partnership, will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon Host Marriott's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. The operating partnership intends that both it and its subsidiaries will hold hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make such occasional sales of hotels as are consistent with the operating partnership's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax, particularly if the hotels that are sold have been held for a relatively short period of time.

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

   Asset tests applicable to REITs. Under the law that is currently in effect, Host Marriott, at the close of each quarter of its taxable year, must satisfy three tests relating to the nature of its assets. For its taxable years beginning after December 31, 2000, the third of these tests will be modified. In addition, Host Marriott will become subject to a fourth test. The three tests that Host Marriott is currently subject to are the following:

  . First, at least 75% of the value of Host Marriott's total assets must be represented by real estate assets. Host Marriott's real estate assets include, for this purpose, its allocable share of real estate assets held by the operating partnership and the non-corporate subsidiaries of the operating partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of a stock offering, or long-term (at least five years) debt offering of Host Marriott, cash, cash items and government securities.

  . Second, no more than 25% of Host Marriott's total assets may be represented by securities other than those in the 75% asset class.

  . Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Host Marriott may not exceed 5% of the value of Host Marriott's total assets and Host Marriott may not own more than 10% of any one issuer's outstanding voting securities.

   The operating partnership does not own any of the voting stock of any of non-controlled subsidiaries but it does own 100% of the nonvoting stock of each non-controlled subsidiary. The operating partnership may also own nonvoting stock, representing substantially all of the equity, in other corporate entities that serve as partners or members in the various entities that hold title to the hotels. Neither Host Marriott, the operating partnership, nor any of the non-corporate subsidiaries of the operating partnership, own more than 10% of the voting securities of any entity that is treated as a corporation for federal income tax purposes. In addition, Host Marriott believes that the securities of any one issuer owned by Host Marriott, the operating partnership, or any of the non-corporate subsidiaries of the operating partnership, including Host Marriott's pro rata share of the value of the securities of each non-controlled subsidiary do not exceed 5% of the total value of Host Marriott's assets. There can be no assurance, however, that the IRS might not contend that the value of such securities exceeds the 5% value limitation or that nonvoting stock of a non-controlled subsidiary or another corporate entity owned by Host Marriott. L.P. should be considered "voting stock" for this purpose.

   After initially meeting the asset tests at the close of any quarter, Host Marriott will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in Host Marriott's interest in the operating partnership as a result of the exercise of a limited partner's unit redemption right or an additional capital contribution of proceeds from an offering of capital stock by Host Marriott. Host Marriott to maintains adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If Host Marriott fails to cure noncompliance with the asset tests within such time period, Host Marriott would cease to qualify as a REIT.

   As a result of the REIT Modernization Act, for taxable years beginning after December 31, 2000, the 5% value test and the 10% voting security test will be modified in two respects. First, the 10% voting securities test will be expanded so that Host Marriott also will be prohibited from owning more than 10% of the value of the outstanding securities of any one issuer. Second, an exception to these tests will be created so that Host Marriott will be permitted to own securities of a subsidiary that exceed the 5% value test and the new 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. The operating partnership currently own more than 10% of the total value of the outstanding securities of each of the non-controlled subsidiaries. The expanded 10% vote or value test, however, will not apply to a subsidiary unless either of the following occurs:

  . the subsidiary has engaged in, or engages in, a substantial new line of business or has acquired, or acquires any substantial asset after July 12, 1999; or

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

  . Host Marriott has acquired, or acquires, additional securities of the subsidiary after July 12, 1999.

   At the present time, a final decision has not been made regarding which non-controlled subsidiaries, if any, will elect to be treated as taxable REIT subsidiaries. For taxable years beginning after December 31, 2000, not more than 20% of the value of Host Marriott's total assets will be permitted to be represented by securities of taxable REIT subsidiaries.

   It should be noted that the REIT Modernization Act contains two provisions that will ensure that taxable REIT subsidiaries will be subject to an appropriate level of federal income taxation. First, taxable REIT subsidiaries will be limited in their ability to deduct interest payments made to an affiliated REIT. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

   Annual distribution requirements applicable to REITs. Host Marriott, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to

     (i) the sum of (a) 95% (90% for taxable years beginning after December 31, 2000) of REIT taxable income, computed without regard to the dividends paid deduction and Host Marriott's net capital gain, and (b) 95% (90% for taxable years beginning after December 31, 2000) of the net income, after tax, if any, from foreclosure property, minus

     (ii) the sum of certain items of noncash income.

   In addition, if Host Marriott disposes of any built-in gain asset during the ten-year period beginning when Host Marriott acquired the asset, Host Marriott is required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% (90% for taxable years beginning after December 31, 2000) of the built-in gain, after tax, if any, recognized on the disposition of such asset. See "--General" above for a discussion of built-in gain assets. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Host Marriott timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Host Marriott intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the operating partnership's partnership agreement authorizes Host Marriott, as general partner, to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit Host Marriott to meet these distribution requirements.

   To the extent that Host Marriott does not distribute all of its net capital gain or distributes at least 95% (90% for taxable years beginning after December 31, 2000), but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax thereon at regular ordinary and capital gain corporate tax rates. Host Marriott, however, may designate some or all of its retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a stockholder would include its proportionate share of such amount in income, as capital gain, and would be treated as having paid its proportionate share of the tax paid Host Marriott with respect to such amount. The stockholder's basis in its capital stock of Host Marriott would be increased by the amount the stockholder included in income and decreased by the amount of the tax the stockholder is treated as having paid. Host Marriott would make an appropriate adjustment to its earnings and profits. For a more detailed description of the federal income tax consequences to a stockholder of such a designation, see "--Taxation of taxable U.S. stockholders generally."

   There is a significant possibility that Host Marriott's REIT taxable income will exceed its cash flow, due in part to certain "non-cash" or "phantom" income expected to be taken into account in computing Host Marriott's REIT taxable income. Host Marriott anticipates, however, that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Host Marriott, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In such event, in order to meet the distribution requirements, Host Marriott may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable stock dividends.

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

   Host Marriott calculates its REIT taxable income based upon the conclusion that the non-corporate subsidiaries of the operating partnership or the operating partnership itself, as applicable, is the owner of the hotels for federal income tax purposes. As a result, Host Marriott expects that the depreciation deductions with respect to the hotels will reduce its REIT taxable income. This conclusion is consistent with the conclusion above that the leases entered into with the Crestline subsidiaries will be treated as true leases for federal income tax purposes. If the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, Host Marriott also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

   Under certain circumstances, Host Marriott may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Host Marriott's deduction for dividends paid for the earlier year. Thus, Host Marriott may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Host Marriott would be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

   Furthermore, if Host Marriott should fail to distribute during each calendar year at least the sum of 85% of its REIT ordinary income for such year, 95% of its REIT capital gain income for such year, and any undistributed taxable income from prior periods, it would be subject to an excise tax. The excise tax would equal 4% of the excess of such required distribution over the sum of amounts actually distributed and amounts retained with respect to which the REIT pays federal income tax.

   Failure of Host Marriott to qualify as a REIT. If Host Marriott fails to qualify for taxation as a REIT in any taxable year, and if the relief provisions do not apply, Host Marriott will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Host Marriott fails to qualify will not be deductible by Host Marriott nor will they be required to be made. As a result, Host Marriott's failure to qualify as a REIT would significantly reduce the cash available for distribution by Host Marriott to its stockholders and could materially reduce the value of its capital stock. In addition, if Host Marriott fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of Host Marriott's current and accumulated E&P, although, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions. Unless entitled to relief under specific statutory provisions. Host Marriott also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Host Marriott would be entitled to such statutory relief.

Taxation of taxable U.S. stockholders generally

   Distributions by Host Marriott. As long as Host Marriott qualifies as a REIT, distributions made by Host Marriott out of its current or accumulated E&P, and not designated as capital gain dividends constitute dividends taxable to its taxable U.S. stockholders as ordinary income. Such distributions are not eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. To the extent that Host Marriott makes distribution not designated as capital gain dividends in excess of its current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. stockholder, reducing the adjusted basis which such U.S. stockholder has in its common stock for tax purposes by the amount of such distribution but not below zero, with distributions in excess of a U.S. stockholder's adjusted basis in its common stock taxable as capital gains, provided that the common stock has been held as a capital asset.

   Dividends declared by Host Marriott in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Host Marriott and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Host Marriott on or before January 31 of the following year.

   Distributions made by Host Marriott that are properly designated by Host Marriott as capital gain dividends are taxable to taxable non-corporate U.S. stockholders, i.e., individuals, estates or trusts. They are taxed as gain from the sale or exchange of a capital asset held for more than one year to the extent that they do not exceed Host Marriott's actual net capital gain for the taxable year, without regard to the period for which such non-corporate U.S. stockholder has held his common stock. In the event that Host Marriott designates any portion of a dividend as a "capital gain dividend," a U.S. stockholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such U.S. stockholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares of stock for the year.

   On November 10, 1997, the IRS issued Notice 97-64, which provides generally that Host Marriott may classify portions of its designated capital gain dividend as either a 20% gain distribution, which would be taxable to noncorporate U.S. stockholders at a maximum rate of 20%, an unrecaptured
Section 1250 gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, or a 28% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 28%. If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares of stock be composed proportionately of dividends of a particular type. On July 22, 1998, as part of the IRS Restructuring Act, the holding period requirement for the application of the 20% and 25% capital gain tax rates was reduced to 12 months from 18 months for sales of capital gain assets on or after January 1, 1998. Although Notice 97-64 will apply to sales of capital gain assets after July 28, 1997 and before January 1, 1998, it is expected that the IRS will issue clarifying guidance, most likely applying the same principles set forth in Notice 97-64, regarding a REIT's designation of capital gain dividends in light of the new holding period requirements. For a discussion of the capital gain tax rates applicable to non-corporate U.S. stockholders, see "--Taxpayer Relief Act and IRS Restructuring Act changes to capital gain taxation" below.

   Distributions made by Host Marriott that are properly designated by Host Marriott as capital gain dividends will be taxable to taxable corporate U.S. stockholders as long-term gain to the extent that they do not exceed Host Marriott's actual net capital gain for the taxable year at a maximum rate of 35% without regard to the period for which such corporate U.S. stockholder has held its common stock. Such U.S. stockholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

   U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of Host Marriott. Instead, such losses would be carried over by Host Marriott for potential offset against future income, subject to certain limitations. Distributions made by Host Marriott and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income, and, as a result. U.S. stockholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable distributions from Host Marriott generally will be treated as investment income for purposes of the investment interest limitation. Capital gain dividends and capital gains from the disposition of shares of stock, including distributions treated as such, however, will be treated as investment income only if the U.S. stockholder so elects, in which case such capital gains will be taxed at ordinary income rates.

   Host Marriott will notify stockholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Host Marriott may designate, by written notice to its stockholders, its net capital gain so that with respect to retained net capital gains, a U.S. stockholder would include its proportionate share of such gain in income, as long-term capital gain, and would be treated as having paid its proportionate share of the tax paid by Host Marriott with respect to the gain. The U.S. stockholder's basis in its common stock would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. stockholder that is an individual or an estate or trust, the IRS, as described above in this section, has authority to issue regulations that could apply the special tax rate applicable generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property. IRS Notice 97-64, described above in this section, did not address the taxation of non-corporate REIT stockholders with respect to retained net capital gains.

   Sales of common stock. Upon any sale or other disposition of common stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and
(ii) the holder's adjusted basis in such common stock for tax purposes. Such gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. In the case of a U.S. stockholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, and any such long-term capital gain shall be subject to the maximum capital gain rate of 20%. In the case of a U.S. stockholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares of stock have been held for more than one year, and any such capital gain shall be subject to the maximum capital gain rate of 35%. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of common stock that has been held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by such U.S. stockholder from Host Marriott that were required to be treated as long-term capital gains.

   Taxpayer Relief Act and IRS Restructuring Act changes to capital gain taxation. The Taxpayer Relief Act of 1997 altered the taxation of capital gain income. Under the Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum long-term capital gain rate of 28% on the sale or exchange of those investments. The Taxpayer Relief Act also provides a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain" and other changes to prior law. The recently enacted IRS Restructuring Act of 1998, however, reduced the holding period requirement established by the Taxpayer Relief Act for the application of the 20% and 25% capital gain tax rates to 12 months from 18 months for sales of capital gain assets after December 31, 1997. The Taxpayer Relief Act allows the IRS to prescribe regulations on how the Taxpayer Relief Act's capital gain rates will apply to sales of capital assets by "pass-through entities," including REITs, such as Host Marriott, and to sales of interests in "pass-through entities." The IRS has proposed regulations under this authority, but the proposed regulations do not apply to sales of assets by REITs or to sales of interests in REITs. For a discussion of the rules under the Taxpayer Relief Act that apply to the taxation of distributions by Host Marriott to its stockholders that are designated by Host Marriott as "capital gain dividends," see "--Distributions by Host Marriott" above. Stockholders are urged to consult with their own tax advisors with respect to the rules contained in the Taxpayer Relief Act and the IRS Restructuring Act.

Backup withholding for Host Marriott's distributions

   Host Marriott reports to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder either is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide Host Marriott with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding is creditable against the stockholder's income tax liability. In addition, Host Marriott may be required to withhold a portion of its capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to Host Marriott. See "--Taxation of non-U.S. stockholders."

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

Taxation of tax-exempt stockholders

   Provided that a tax-exempt stockholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code and such common stock are not otherwise used in a trade or business, the dividend income from Host Marriott will not be unrelated business taxable income ("UBTI") to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless such tax-exempt stockholder has held such common stock as "debt financed property" within the meaning of the Internal Revenue Code or has used the common stock in a trade or business.

   However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association. supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Host Marriott will constitute UBTI unless the organization is property able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host Marriott. Such a prospective stockholder should consult its own tax advisors concerning these "set aside" and reserve requirements.

   Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax- exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts." A REIT is a "pension held REIT" if it meets the following two tests:

  . The REIT would not have qualified as a REIT but for the fact that Section
    856(h)(3) of the Internal Revenue Code, added by the 1993 Act, provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

  . Either at least one such qualified trust holds more than 25% by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

   The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. Based on the current estimated ownership of Host Marriott common stock and as a result of certain limitations on transfer and ownership of common stock contained in the Host Marriott's charter, Host Marriott should not be classified as a "pension held REIT."

Taxation of non-U.S. stockholders

   The rules governing federal income taxation of the ownership and disposition of common stock by non-U.S. stockholders are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income tax and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Host Marriott qualifies for taxation as a REIT. Prospective non-U.S. stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in common stock, including any reporting requirements.

   Distributions by Host Marriott. Distributions by Host Marriott to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by Host Marriott of United States real property interests nor

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designated by Host Marriott as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated E&P of Host Marriott. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as Host Marriott. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Host Marriott expects to withhold United States income tax at the rate of 30% on any distribution made to a non-U.S. stockholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that lower rate is filed with Host Marriott or (ii) a non-U.S. stockholder files an IRS Form 4224 with Host Marriott claiming that the distribution is effectively connected income.

   Distributions in excess of the current or accumulated E&P of Host Marriott will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the stockholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder's common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below.

   As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that Host Marriott will be required to withhold 10% of any distribution in excess of its current and accumulated E&P. Consequently, although Host Marriott intends to withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that Host Marriott does not do so, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. stockholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated E&P of Host Marriott, and the amount withheld exceeded the non-U.S. stockholder's United States tax liability, if any, with respect to the distribution.

   Distributions to a non-U.S. stockholder that are designated by Host Marriott at the time of distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

     (i) the investment in the common stock is effectively connected with the non-U.S. stockholder's United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

     (ii) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

Host Marriott will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. stockholders that could have been designated by Host Marriott as a capital gain dividend.

   Pursuant to the federal law known as FIRPTA, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by Host Marriott of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in

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the hands of a non-U.S. stockholder that is a corporation, as discussed above.
Host Marriott is required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. stockholder's federal income tax liability.

   Although the law is not clear on the matter, it appears that amounts designated by Host Marriott pursuant to the Taxpayer Relief Act as undistributed capital gains in respect of the common stock held by U.S. Stockholders (see "--Annual distribution requirements applicable to REITs" above) generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by Host Marriott of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Host Marriott on such undistributed capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Host Marriott were to exceed their actual United States federal income tax liability.

   Sales of common stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of common stock generally will not be subject to United States taxation unless such shares of stock constitute a "United States real property interest" within the meaning of FIRPTA. The common stock will not constitute a "United States real property interest" so long as Host Marriott is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. Host Marriott believes, but cannot guarantee, that it is a "domestically controlled REIT." Moreover, even if Host Marriott is a "domestically controlled REIT," because the common stock is publicly traded, no assurance can be given that Host Marriott will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

   Even if Host Marriott does not qualify as or ceases to be a "domestically controlled REIT," gain arising from the sale or exchange by a non-U.S. stockholder of common stock would not be subject to United States taxation under FIRPTA as a sale of a "limited States real property interest" if:

     (i) the common stock is "regularly traded," as defined by applicable regulations, on an established securities market such as the NYSE; and

     (ii) such non-U.S. stockholder owned 5% or less of the common stock throughout the five-year period ending on the date of the sale or exchange.

   If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

   Backup withholding tax and information reporting. Backup withholding tax generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements. Backup withholding and information reporting will generally not apply to distributions paid to non-U.S. stockholders outside the United States that are treated as dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, capital gain dividends or distributions attributable to gain from the sale or exchange by Host Marriott of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Generally, information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that:


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     (a) is a United States person;

     (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or

     (c) is a "controlled foreign corporation," which is, generally, a foreign corporation controlled by United States stockholders.

   If, however, the broker has documentary evidence in its records that the holder is a non-U.S. stockholder and certain other conditions are met or the stockholder otherwise establishes an exemption information reporting will not apply. Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. A non-U.S. stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

   The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect, unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate. A non-U.S. stockholder should consult its own advisor regarding the effect of the new regulations.

Tax aspects of Host Marriott's ownership of interests in the operating partnership

   General. Substantially all of Host Marriott's investments are held through the operating partnership, which will hold the hotels either directly or through certain subsidiaries. In general, partnerships are "pass- through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Host Marriott includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Host Marriott includes its proportionate share of assets held through the operating partnership and certain of its subsidiaries. See "-- Federal income taxation of Host Marriott--Ownership of partnership interests by a REIT."

   Entity classification. If the operating partnership or any non-corporate subsidiary other than a subsidiary held through an entity treated for federal income tax purposes as a corporation were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of Host Marriott's assets and items of gross income would change and could preclude Host Marriott from qualifying as a REIT (see "--Federal income taxation of Host Marriott-- Asset tests applicable to REITs" and "--Income tests applicable to REITs").

   The entire discussion of the federal income tax consequences of the ownership of common stock is based on the operating partnership and all of its non-corporate subsidiaries, other than a subsidiary held by an entity treated as a corporation for federal income tax purposes, being classified as partnerships for federal income tax purposes. Pursuant to regulations under
Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither the operating partnership nor any of the non-corporate subsidiaries have elected or will elect to be treated as a corporation, and therefore, subject to the disclosure below, each will be treated as a partnership for federal income tax purposes (or if it has only one partner or member disregarded entirely for federal income tax purposes).

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

   Pursuant to Section 7704 of the Internal Revenue Code, however, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," unless at least ninety percent (90%) of its income consists of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." OP Units will not be traded on an established securities market. There is a significant risk, however, that after the right to redeem the OP Units becomes exercisable, such interests would be considered readily tradable on the substantial equivalent of a secondary market. In this regard, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Internal Revenue Code are similar in most key respects. There is one significant difference, however, that is relevant to the operating partnership. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant; under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant.

   As described above, as a result of the passage of the REIT Modernization Act, for taxable years beginning after December 31, 2000, the operating partnership should be able to lease its hotel properties to a taxable REIT subsidiary and the rents received from that subsidiary would not be disqualified from being "rents from real property" under the REIT rules by reason of the operating partnership's ownership interest in the subsidiary. See "--Federal income taxation of Host Marriott--Income tests applicable to REITs." Host Marriott and the operating partnership have not made a decision whether or not to lease any properties to taxable REIT subsidiaries in the future. It should be noted, though, that as a further result of the passage of the REIT Modernization Act, rent received from a taxable REIT subsidiary also would not be disqualified from being "qualifying income" under Section 7704 of the Internal Revenue Code because of the operating partnership's ownership of the taxable REIT subsidiary. Accordingly, Host Marriott could lease its hotel properties to one or more taxable REIT subsidiaries without, by virtue of that act, causing the operating partnership to be treated as a corporation for federal income tax purposes.

   A substantial majority of the operating partnership's income comes from rent payments by subsidiaries of Crestline. Accordingly, because the Blackstone Entities, Host Marriott and any owner of 10% or more of Host Marriott will own or be deemed to own 5% or more of the operating partnership, if the Blackstone Entities, Host Marriott and/or any owner of 10% or more of Host Marriott were to own or be deemed to own collectively 10% or more of Crestline, none of the rent from the lessees of Host Marriott's hotels would be qualifying income for purposes of determining whether the operating partnership should be taxed as a corporation. In order to avoid this result, the Crestline articles of incorporation expressly provide that no person (or persons acting as a group), including the Blackstone Entities, Host Marriott and any owner of 10% or more of Host Marriott, may own, actually and/or constructively, more than 9.8% by value of the equity in Crestline and the Crestline articles of incorporation contain self-executing mechanisms intended to enforce this prohibition. In addition, the operating partnership's partnership agreement prohibits any person, or persons acting as a group, or entity, other than an affiliate of the Blackstone Entities and Host Marriott, from owning, actually and/or constructively, more than 4.9% of the value of the operating partnership, and the Host Marriott charter prohibits any person, or persons acting as a group, or entity, including the Blackstone Entities and the Marriott family and their affiliated entities as a group, from, subject to certain limited exceptions, owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the total outstanding shares of common stock of Host Marriott. Assuming that all of these prohibitions are enforced at all times in accordance with their terms, then so long as the operating partnership's income is such that Host Marriott could meet the gross income tests applicable to REITs (see "--Federal income taxation of Host Marriott--Income tests applicable to REITs" and "--Ownership of partnership interests by a REIT"), the operating partnership's "qualifying income" should be sufficient for it to avoid being classified as a corporation even if it were considered a publicly traded partnership.

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

   If the operating partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, Host Marriott would not qualify as a REIT because the value of Host Marriott's ownership interest in the operating partnership would exceed 5% of Host Marriott's assets and Host Marriott would be considered to hold more than 10% of the voting securities of another corporation (see "--Federal income taxation of Host Marriott--Asset tests applicable to REITs"), which would adversely affect the value of the common stock (see "--Federal income taxation of Host Marriott--Failure of Host Marriott to qualify as a REIT").

   Allocations of operating partnership income, gain, loss and deduction. The partnership agreement of the operating partnership provides that if the operating partnership operates at a net loss, net losses shall be allocated to Host Marriott and the limited partners in proportion to their respective percentage ownership interests in the operating partnership, provided that net losses that would have the effect of creating a deficit balance in a limited partner's capital account as specially adjusted for such purpose ("Excess Losses") will be reallocated to Host Marriott, as general partner of the operating partnership. The partnership agreement also provides that, if the operating partnership operates at a net profit, net income shall be allocated first to Host Marriott to the extent of Excess Losses with respect to which Host Marriott has not previously been allocated net income. Any remaining net income shall be allocated in proportion to the respective percentage ownership interests of Host Marriott and the limited partners. Finally, the partnership agreement provides that if the operating partnership has preferred OP Units outstanding, income will first be allocated to such preferred OP Units to the extent necessary to reflect and preserve the economic rights associated with such preferred OP Units.

   Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable regulations. Generally, Section 704(b) and the applicable regulations require that partnership allocations respect the economic arrangement of the partners.

   If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the operating partnership partnership agreement and the partnership agreements and operating agreements of the non-corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

   Tax allocations with respect to the hotels. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as the hotels, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution associated with the property at the time of the contribution. This difference is know as built-in gain. The operating partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. In general, the partners of the operating partnership, including Host Marriott, who contributed depreciated assets having built-in gain are allocated depreciation deductions for tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of the operating partnership may cause Host Marriott to be allocated lower depreciation and other deductions, and therefore to be effectively allocated more income, which might adversely affect Host Marriott's ability to comply with the REIT distribution requirements. See "-- Federal income taxation of Host Marriott--Annual distribution requirements applicable to REITs."

   In addition, in the event of the disposition of any of the contributed assets which have built-in gain, all income attributable to the built-in gain generally will be allocated to the contributing partners, even though the proceeds of such sale would be allocated proportionately among all the partners and likely would be retained

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by the operating partnership, rather than distributed. Thus, if the operating partnership were to sell a hotel with built-in gain that was contributed to the operating partnership by Host Marriott's predecessors or Host Marriott, Host Marriott generally would be allocated all of the income attributable to the built-in gain, which could exceed the economic or book income allocated to it as a result of such sale. Such an allocation might cause Host Marriott to recognize taxable income in excess of cash proceeds, which might adversely affect Host Marriott's ability to comply with the REIT distribution requirements. In addition, Host Marriott will be subject to a corporate level tax on such gain to the extent the gain is recognized within the 10-year period after the first day of Host Marriott's first taxable year as a REIT). See "-- Federal Income Taxation of Host Marriott--Annual distribution requirements applicable to REITs" and "--Federal income taxation of Host Marriott--General." It should be noted in this regard that as the general partner of the operating partnership, Host Marriott will determine whether or not to sell a hotel contributed to the operating partnership by Host Marriott.

   The operating partnership and Host Marriott generally use the traditional method, with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific hotel were limited by the "ceiling rule" applicable under the traditional method, to account for built-in gain with respect to the hotels contributed to the operating partnership in connection with the REIT conversion. This method is generally a more favorable method for accounting for built-in gain from the perspective of those partners, including Host Marriott, who received OP Units of limited partnership interest in the operating partnership in exchange for property with a low basis relative to value at the time of the REIT conversion and is a less favorable method from the perspective of those partners who contributed cash or "high basis" assets to the operating partnership, including Host Marriott, to the extent it contributes cash to the operating partnership.

   Any property purchased by the operating partnership subsequent to the REIT conversion will initially have a tax basis equal to its fair market value, and
Section 704(c) of the Internal Revenue Code will not apply.

Other tax consequences for Host Marriott and its stockholders

   Host Marriott and its stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which the operating partnership or they transact business or reside. The state and local tax treatment of Host Marriott and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders of Host Marriott should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Host Marriott.

   A portion of the cash to be used by Host Marriott to fund distributions comes from each non-controlled subsidiary through payments of dividends on the shares of stock of such corporation held by the operating partnership and, in some cases, interest on notes held by the operating partnership. Each non-controlled subsidiary pays federal and state income tax at the full applicable corporate rates on its taxable income computed without regard to any deduction for dividends. To the extent that a non-controlled subsidiary is required to pay federal, state or local taxes, the cash otherwise available for distribution by Host Marriott to its stockholders will be reduced accordingly.

   As described above in "--Federal income taxation of Host Marriott--Income tests applicable to REITs" and "--Asset tests applicable to REITs," one or both of the non-controlled subsidiaries may elect to be treated as a taxable REIT subsidiary for years commencing after December 31, 2000. The non-controlled subsidiaries that make this election will be restrained in their ability to reduce their tax liability for two reasons. First, taxable REIT subsidiaries will be limited in their ability to deduct interest payments made to an affiliated REIT. Accordingly, if a non-controlled subsidiary elects to be treated as a taxable REIT subsidiary, it will be limited significantly in its ability to deduct interest payments on notes issued to the operating partnership. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to the operating partnership by a non-controlled subsidiary that elects to be treated as a taxable REIT subsidiary.

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                              PLAN OF DISTRIBUTION

   We may issue the shares of common stock covered by this prospectus to holders of OP Units issued in connection with the ground lease adjustment if such holders request redemption of their OP Units. A redeeming holder of OP Units who receives any shares of common stock covered by this prospectus will be entitled to sell such shares without restriction in the open market or otherwise.

   We will acquire one OP Unit from a redeeming holder of OP Units in exchange for each share of common stock that we issue. Thus, with each redemption, our interest in the operating partnership will increase.

                                 LEGAL MATTERS

   In connection with this prospectus, Hogan & Hartson L.L.P., Washington, D.C., has provided its opinion as to the validity of the issuance of the common stock offered by this prospectus and the accuracy of the discussion of federal income tax matters in this prospectus.

                                    EXPERTS

   The financial statements and schedules incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included therein in reliance upon the authority of said firm as experts in giving said reports.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Commission under the Securities Act of 1933.

   This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the Commission. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy materials that we have filed with the Commission, including the registration statement, at the following Commission public reference rooms:

   450 Fifth Street, N.W.        7 World Trade Center            500 West Madison Street
   Room 1024                     Suite 1300                      Suite 1400
   Washington, D.C. 20549        New York, New York 10048        Chicago, Illinois 60661

   Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

   Our Commission filings can also be read at the following address:

    New York Stock Exchange
    20 Broad Street
    New York, New York 10005

   Our Commission filings are also available to the public on the Commission's Web Site at http://www.sec.gov.

   The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

   1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

   2. Quarterly Reports on Form 10-Q for the quarters ended March 26, 1999, June 18, 1999 and September 10, 1999.

   3. Amended Quarterly Reports on Form 10-Q/A for the quarters ended March 26, 1999, June 18, 1999 and September 10, 1999 (filed on February 18, 2000).

   4. Current Reports on Form 8-K dated:

    . December 30, 1998 (filed on December 30, 1999)

    . December 30, 1998 (filed on January 14, 1999), as amended by Form 8-
      K/A dated December 30, 1998 (filed on March 15, 1999);

    . December 30, 1998 (filed on January 15, 1999);

    . January 12, 1999 (filed on January 14, 1999);

    . January 21, 1999 (filed on January 22, 1999);

    . May 3, 1999 (filed on May 3, 1999);

    . July 27, 1999 (filed on August 2, 1999);

    . November 3, 1999 (filed on November 3, 1999); and

    . November 19, 1999 (filed on November 23, 1999).

    . February 24, 2000 (Filed February 25, 2000)

   5. Proxy Statement on Schedule 14A dated April 15, 1999.

   6. Description of our common stock included in a Registration Statement on Form 8-A filed on November 18, 1998 (as amended on December 28, 1998).

   7. Description of our Rights included in a Registration Statement on Form 8-A filed on December 11, 1998 (as amended on December 24, 1998).

   You may request a copy of these filings, at no cost, by writing us at the following address or contacting us by telephone at (301) 380-2070 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

    Corporate Secretary
    Host Marriott Corporation
    10400 Fernwood Road
    Bethesda, Maryland 20817

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee.................................................... $
Printing and Duplicating Expenses...................................
Legal Fees and Expenses.............................................  50,000.00
Accounting Fees and Expenses........................................   5,000.00
Miscellaneous.......................................................   5,000.00
                                                                     ----------
  Total............................................................. $
                                                                     ==========

Item 15. Indemnification of Directors and Officers

   The Registrant's Articles of Amendment and Restatement of Articles of Incorporation authorize the Registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Registrant. The Registrant's Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corportion, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer or partner of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Registrant's Articles of Incorporation and Bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws require the Registrant to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

   The Maryland General Corporation Law, as amended, permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents, and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation if such director or officer has been adjudged to be liable to the corporation. In accordance with the Maryland General Corporation Law, the Registrant's Bylaws require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized by the

Registrant's Bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the standard of conduct was not met.

   The Registrant has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require, among other things, that the Registrant indemnify its directors and officers to the fullest extent permitted by law and advance to its directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

   The Second Amended and Restated Agreement of Limited Partnership of Host Marriott, L.P., as amended, also provides for indemnification of the Registrant and its officers and directors to the same extent that indemnification is provided to officers and directors of the Registrant in its Articles of Incorporation, and limits the liability of the Registrant and its officers and directors to Host Marriott, L.P. and its respective partners to the same extent that the liability of the officers and directors of the Registrant to the Registrant and its stockholders is limited under the Articles of Incorporation.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

  3.1*     Bylaws of the Registrant dated December 29, 1998
  3.2**    Articles of Amendment and Restatement of Articles of Incorporation
           of the Registrant
  3.3***   Articles Supplementary of the Registrant Classifying and Designating
           a Series of Preferred Stock as Series A Junior Participating
           Preferred Stock and Fixing Distribution and Other Preferences and
           Rights of Such Series
  4.1****  Articles Supplementary of the Registrant Classifying and Designating
           Preferred Stock of the Registrant as 10% Class A Cumulative
           Redeemable Preferred Stock
  4.2***** Articles Supplementary of the Registrant Classifying and Designating
           Preferred Stock of the Registrant as 10% Class B Cumulative
           Redeemable Preferred Stock
  5.1#     Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
  8.1#     Opinion of Hogan & Hartson L.L.P. regarding specified tax matters
 12.1      Ratio of earnings to combined fixed charges and preferred stock dividends
 23.1      Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
 23.2      Consent of Arthur Andersen LLP, independent public accountants
 23.3      Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
 24.1      Power of Attorney (included in signature page)

--------
    * Incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (Registration No. 001-14625) filed with the Commission on December 30, 1999
   ** Incorporated herein by reference to Exhibit 3.3 to the Registrant's
      Registration Statement on Form S-4 (Registration No. 333-64793)
  *** Incorporated herein by reference to Exhibit 4.2 to the Registrant's
      Registration Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on December 11, 1998
 **** Incorporated by reference to Exhibit 4.1 to the Registrant's Registration
      Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on July 30, 1999
***** Incorporated by reference to Exhibit 4.1 to the Registrant's Registration
      Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on November 23, 1999
    # To be filed by amendment.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on February 29, 2000.

                                          HOST MARRIOTT CORPORATION

                                               /s/     Robert E. Parsons, Jr.
                                          By: _________________________________
                                                   Robert E. Parsons, Jr.
                                                Executive Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

   We, the undersigned directors and officers of Host Marriott Corporation, a Maryland corporation, do hereby constitute and appoint Christopher G. Townsend our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of February 29, 2000.

           /s/ Terence C. Golden            President, Chief Executive Officer and
___________________________________________  Director (principal executive officer)
             Terence C. Golden
        /s/ Robert E. Parsons, Jr.          Executive Vice President and Chief
___________________________________________  Financial Officer (principal financial
          Robert E. Parsons, Jr.             officer)

           /s/ Donald D. Olinger            Senior Vice President and Corporate
___________________________________________  Controller (principal accounting officer)
             Donald D. Olinger

          /s/ Richard E. Marriott           Chairman of the Board of Directors
___________________________________________
            Richard E. Marriott

           /s/ R. Theodore Ammon            Director
___________________________________________
             R. Theodore Ammon

           /s/ Robert M. Baylis             Director
___________________________________________
             Robert M. Baylis

          /s/ J.W. Marriott, Jr.            Director
___________________________________________
            J.W. Marriott, Jr.

          /s/ Ann Dore McLaughlin           Director
  ______________________________________
            Ann Dore McLaughlin

        /s/ Christopher J. Nassetta         Director
  ______________________________________
          Christopher J. Nassetta

           /s/ John G. Schreiber            Director
  ______________________________________
             John G. Schreiber

         /s/ Harry L. Vincent, Jr.          Director
  ______________________________________
           Harry L. Vincent, Jr.

                               INDEX TO EXHIBITS

  3.1*     Bylaws of the Registrant dated December 29, 1998
  3.2**    Articles of Amendment and Restatement of Articles of Incorporation
           of the Registrant
  3.3***   Articles Supplementary of the Registrant Classifying and Designating
           a Series of Preferred Stock as Series A Junior Participating
           Preferred Stock and Fixing Distribution and Other Preferences and
           Rights of Such Series
  4.1****  Articles Supplementary of the Registrant Classifying and Designating
           Preferred Stock of the Registrant as 10% Class A Cumulative
           Redeemable Preferred Stock
  4.2***** Articles Supplementary of the Registrant Classifying and Designating
           Preferred Stock of the Registrant as 10% Class B Cumulative
           Redeemable Preferred Stock
  5.1#     Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
  8.1#     Opinion of Hogan & Hartson L.L.P. regarding specified tax matters
 12.1      Ratio of earnings to combined fixed charges and preferred stock dividends
 23.1      Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
 23.2      Consent of Arthur Andersen LLP, independent public accountants
 23.3      Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
 24.1      Power of Attorney (included in signature page)

--------
    * Incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (Registration No. 001-14625) filed with the Commission on December 30, 1999
   ** Incorporated herein by reference to Exhibit 3.3 to the Registrant's
      Registration Statement on Form S-4 (Registration No. 333-64793)
  *** Incorporated herein by reference to Exhibit 4.2 to the Registrant's
      Registration Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on December 11, 1998
 **** Incorporated by reference to Exhibit 4.1 to the Registrant's Registration
      Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on July 30, 1999
***** Incorporated by reference to Exhibit 4.1 to the Registrant's Registration
      Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on November 23, 1999
    # To be filed by amendment.